Exhibit 10.2

PARTICIPATION AGREEMENT

DATED AS OF DECEMBER 17, 2002

AMONG

QUANTUM CORPORATION,
AS LESSEE

SELCO SERVICE CORPORATION,
AS LESSOR AND AS A PARTICIPANT,

COMERICA BANK-CALIFORNIA,
FLEET NATIONAL BANK AND
KEYBANK NATIONAL ASSOCIATION
AS PARTICIPANTS,

AND

KEYBANK NATIONAL ASSOCIATION,
AS AGENT

SPECIALTY STORAGE PRODUCT GROUP FACILITIES

   THIS PARTICIPATION AGREEMENT, dated as of December 17, 2002 (this "Participation Agreement"), is entered into by and among QUANTUM CORPORATION, a Delaware corporation, as Lessee (together with its permitted successors and assigns, the "Lessee"); SELCO SERVICE CORPORATION, an Ohio corporation, as Lessor (together with its permitted successors and assigns, the "Lessor") COMERICA BANK-CALIFORNIA, FLEET NATIONAL BANK and KEYBANK NATIONAL ASSOCIATION as Participants (together with their permitted successors and assigns and SELCO SERVICE CORPORATION, in its capacity as a Participant, each a "Participant" and collectively the "Participants"); and KEYBANK NATIONAL ASSOCIATION (in such capacity, together with its successors in such capacity, the "Agent") for the Participants.

PRELIMINARY STATEMENT

A.

In accordance with the terms of the Participation Agreement dated as of August 22, 1997, among Lessee, Lease Plan North America, Inc., as lessor and a participant (the "Original Lessor"), ABN AMRO Bank N.V., San Francisco International Branch, as a participant, and ABN AMRO Bank N.V., San Francisco International Branch, as agent (the "Original Agent"), as amended by the First Amendment to Participation Agreement dated as of June 26, 1998, the Second Amendment to Participation Agreement dated as of December 18, 1998, the Third Amendment to Participation Agreement dated as of August 31, 1999, and the Fourth Amendment to Participation Agreement dated as of November 8, 1999 (said participation agreement, as so amended, the "Original Participation Agreement"), and the lease and the other operative documents executed thereunder,

	(i)	Original Lessor purchased certain parcels of land designated by Lessee located in Colorado Springs, Colorado;

(ii)

Using Advances from Original Lessor, Lessee, as Construction Agent, built administration, manufacturing, design, research and development and warehouse facilities on such parcels of land for Original Lessor, acquired certain items of Equipment to be used in connection with such Improvements and leased, as Lessee, such Equipment, Improvements and Land Interest from Original Lessor; and

(iii)

Original Lessor obtained financing from the Original Participants of the funding of the costs of acquisition of such Land Interest, the construction of the Improvements and the acquisition of such Equipment through the purchase of Participation Interests.

B.

 In accordance with the terms of the Amended and Restated Participation Agreement dated July 12, 2000, (as amended by the First Amendment to Amended and Restated Participation Agreement dated as of March 28, 2001, and by the Second Amendment to Amended and Restated Participation Agreement dated as of April 19, 2002, the "Amended Participation Agreement") Lessee, Lessor, and The Bank of Nova Scotia, as a participant and as agent (the "Successor Agent"), and Union Bank of California, N.A., as a participant, and KeyBank National Association, as a participant, amended the Original Participation Agreement in certain respects, and at the same time Lessor acquired Original Lessor's interests in the Land Interest, Improvements, Fixtures and Equipment and Lessor and certain participants acquired the participation interests of ABN AMRO Bank N.V., San Francisco International Branch.

1.

C.

Lessee and Participants have requested that the Amended Participation Agreement be entirely amended and restated and that the Participants refinance the existing synthetic lease contemplated therein (the “Existing Synthetic Lease”) by entering into this Participation Agreement and other Operative Documents.

In consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Amended Participation Agreement shall be amended and restated as of the date hereof to read in its entirety as follows:

SECTION 1

DEFINITIONS; INTERPRETATION

Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

SECTION 2

CLOSING DATE

The closing date (the "Closing Date") shall occur on the earliest date on which all the conditions precedent thereto set forth in Sections 6.1 and 6.2 hereof shall have been satisfied or waived by the applicable parties as set forth therein.

SECTION 3

FUNDING OF REFINANCING ADVANCE

Section 3.1

Lessor Commitment.   Subject to the conditions and terms hereof, Lessor shall on the Closing Date make the Refinancing Advance (out of funds provided by the Participants) for the purpose of refinancing the Existing Synthetic Lease.  The Refinancing Advance will be applied to repay the various holders of interests in the principal balance of the Existing Synthetic Lease, and on the Closing Date Lessee will repay any other amounts owed by it under the Existing Synthetic Lease.

Section 3.2

Participants' Commitments.    Subject to the terms and conditions hereof, each Participant severally shall purchase a Participation Interest in the Refinancing Advance being made by Lessor at the request of Lessee by making available to Lessor on the Closing Date an amount in immediately available funds equal to such Participants' Commitment Percentage of the amount of the Refinancing Advance being funded on the Closing Date.  Notwithstanding any other provision hereof, no Participant shall be obligated to purchase its Participation Interest in the Refinancing Advance if (i) the amount of such purchase would exceed its Participant's Commitment, or (ii) the Refinancing Advance exceeds $50,000,000 in aggregate.

Section 3.3

Procedures for Refinancing Advance.  Lessee shall give Lessor and Agent prior written notice not later than 10:00 a.m., San Francisco time, three (3) Business Days prior to the proposed Closing Date, pursuant to the Funding Request substantially in the form of Exhibit A (the "Funding Request"), specifying or confirming with respect to such Refinancing Advance:

(i) the proposed Closing Date,

(ii) the amount of the Refinancing Advance ($50,000,000),

(iii) the initial Offshore Rate Period Election, including the duration of the first Interest Period,

(iv) the Persons to whom the Refinancing Advance is to be paid.

Agent shall promptly forward a copy of such Funding Request to each Participant.  Subject to the satisfaction or waiver of the conditions precedent to the Refinancing Advance set forth in Section 6, each Participant shall purchase its Participation Interest in the Refinancing Advance by making available to Lessor its proportionate share of the Refinancing Advance in immediately available federal funds by wire transfer to Agent for deposit to Lessee's demand deposit account with Agent not later than 12:00 noon, San Francisco time, on the Closing Date.  Upon (i) Lessee's receipt of the funds provided by the Participants with respect to the Refinancing Advance, and (ii) satisfaction or waiver of the conditions precedent to the Refinancing Advance set forth in Section 6, Lessee shall pay the Refinancing Advance to the Successor Agent in accordance with the terms and provisions of the Amended Participation Agreement.

3.
Section 3.4	Intentionally deleted.

Section 3.5

Allocation of Commitments.  Schedule I hereto contains an allocation for each Participant of (i) the amount of its Commitment to fund the purchase of its Tranche A Participation Interest ("Tranche A Participation Interest Commitment"), (ii) the amount of its Commitment to purchase its Tranche B Participation Interest ("Tranche B Participation Interest Commitment"), (iii) in the case of Lessor as the Tranche C Participant, the amount of its Commitment to fund the equity investment representing its Tranche C Participation Interest ("Tranche C Participation Interest Commitment"), (iv) the amount of its Commitment (and allocation to its Tranche A Participation Interest Commitment, Tranche B Participation Interest Commitment and, in the case of Lessor, Tranche C Participation Interest Commitment), and (v) the percentage referred to in the definition of the term "Participation Interest."  Lessee, Lessor and the other Participants have approved all such allocations and percentages.  Schedule I shall be amended as required to reflect changes in the allocations set forth thereon due to the addition of additional Participants pursuant to Section 12.1.

Section 3.6	Intentionally deleted.

Section 3.7	Intentionally deleted.

Section 3.8	Interest Rates; Yield; Payment Dates; and Calculations Related to the Initial Adjustment and the Adjusted Lease Balance.

(a)

The nonequity portion of the Adjusted Lease Balance (consisting of the Adjusted Tranche A Balance and the Tranche B Balance) shall bear interest during each Interest Period at a rate per annum equal to the Effective Rate for such Interest Period plus the Applicable Margin.  The equity portion of the Adjusted Lease Balance (consisting of the Tranche C Balance) shall accrue equity yield (the "Yield") during each Interest Period at a rate equal to the Effective Rate plus the Applicable Margin.

(b)

If all or a portion of (i) the Adjusted Lease Balance (including the Adjusted Tranche A Balance, the Tranche B Balance and the Tranche C balance), (ii) any interest or Yield payable thereon or (iii) any other amount payable by Lessee hereunder or under the Lease is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

(c)	All interest and Yield accruing during each Interest Period shall be due and payable as Basic Rent in arrears on the last day of such Interest Period, except as follows:

(i)   Any interest or Yield accruing at the Overdue Rate pursuant to subsection (c) of this Section 3.8 shall be payable from time to time on demand.

(ii)   Any prepayment of any part of the Adjusted Lease Balance shall be accompanied by accrued interest and Yield to the date of such prepayment on the amount of the Adjusted Lease Balance so prepaid.

(iii)   For each Interest Period after Lessee pays the Initial Adjustment, an amount (the “Initial Adjustment Amortization”) will accrue equal to the sum of (1) the Adjusted Tranche A (KeyBank) Percentage, times the interest accruing during such Interest Period on the Adjusted Tranche A Balance, plus (2) the product of 47.53927% times the interest accruing during such Interest Period on the Tranche B Balance, plus (3) the Yield accruing during such Interest Period on the Tranche C Balance.  In no event, however, will the accrual of Initial Adjustment Amortization for any Interest Period exceed the Remaining Unamortized Initial Adjustment, if any, determined as of the last day of such period (before the deduction of such Initial Adjustment Amortization and after any Proportionate Reductions which may occur on such date as described in the next clause). The Initial Adjustment Amortization accruing during each Interest Period will be deducted automatically from the Remaining Unamortized Initial Adjustment on the Payment Date upon which such Interest Period ends, and at the same time, a corresponding, equal credit (the “Basic Rent Credit”) against accrued interest and Yield on the Adjusted Lease Balance will be given as if Lessee had made an additional timely payment of Basic Rent equal to such Initial Adjustment Amortization.  Thus, the actual out-of-pocket payment of Basic Rent required of Lessee for each Interest Period will equal the total interest and Yield accruing as described in clauses (a) above, less the Initial Adjustment Amortization which accrues during such Interest Period.

4.

(d)

When any Lease Related Payment is applied to reduce the Lease Balance, the Remaining Unamortized Initial Adjustment will also be reduced automatically by a percentage equal to a fraction, the numerator of which is the dollar amount of the reduction of the Lease Balance resulting from such application, and denominator of which is the Adjusted Lease Balance just prior to the reduction.  At the same time, the Lease Balance will be deemed further reduced by a sum equal to the dollar amount (if any) by which the Remaining Unamortized Initial Adjustment is automatically reduced.  Such further reduction of the Lease Balance and the corresponding automatic reduction of the Remaining Unamortized Initial Adjustment when a Lease Related Payment is applied to the Lease Balance are referenced herein as “Proportionate Reductions.”  (The following examples are provided only to illustrate the types of calculations required for Proportionate Reductions:

      Example #1:  Assume that prior to the application of property insurance proceeds resulting from a Casualty, the Lease Balance is $50,000,000 and the Remaining Unamortized Lease Balance is $2,000,000, leaving an Adjusted Lease Balance of $48,000,000.  Assume also that $12,000,000 of property insurance proceeds [i.e., a Lease Related Payment] are paid to Agent and applied against the Lease Balance, thereby reducing the Lease Balance to $38,000,000 and also reducing the Adjusted Lease Balance from $48,000,000 to $36,000,000 [a reduction of 25%].  Under these assumptions, the Remaining Unamortized Initial Adjustment will be reduced automatically by 25%, from $2,000,000 to $1,5000,000, which is a reduction of $500,000.  At the same time, the Lease Balance will be further reduced by $500,000, from $38,000,000 to $37,500,000.  In this example, the “Proportionate Reductions” are the automatic $500,000 reduction of the Remaining Unamortized Initial Adjustment and $500,000 reduction of the Lease Balance.  After giving effect to all of these adjustments, the Adjusted Lease Balance will equal the $37,500,000 Lease Balance, less the $1,500,000 Remaining Unamortized Initial Adjustment, or $36,000,000.

      Example #2:  Assume that immediately following the application of insurance proceeds as described in the preceding example, Lessee purchases Lessor’s interest in the Property pursuant to the Lease and pays (in addition to any Basic Rent or other Supplemental Rent then due) a purchase price equal to the Adjusted Lease Balance, or $36,000,000.  The $36,000,000 payment will initially reduce the Lease Balance to $1,500,000 and also reduce the Adjusted Lease Balance from $36,000,000 to $0 [a reduction of 100%].  Under these assumptions, the Remaining Unamortized Initial Adjustment will be reduced automatically by 100%, from $1,500,000 to $0, which is a reduction of $1,500,000.  At the same time, the Lease Balance will be further reduced by same dollar amount, from $1,500,000 to $0.  In this example, the “Proportionate Reductions” are the automatic $1,500,000 reduction of the Remaining Unamortized Initial Adjustment and $1,500,000 reduction of the Lease Balance.)

(e)

As reasonably requested by Lessee from time to time, Lessor will provide Lessee with a confirmation of the amount of, and a calculation in reasonable detail of, the Remaining Unamortized Initial Adjustment and of the Lease Balance, the Tranche A Balance, the Adjusted Lease Balance and allocation of the Adjusted Lease Balance among the Adjusted Tranche A Balance, the Tranche B Balance and the Tranche C Balance.

5.
Section 3.9	Computation of Interest and Yield.

(a)

Whenever it is calculated on the basis of the Alternate Base Rate, interest and Yield shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Yield shall be calculated on the basis of a 360-day year for the actual days elapsed.  Agent shall as soon as practicable after the commencement of each Interest Period notify Lessor, Lessee and the Participants of each determination of a Offshore Rate.  Any change in the interest rate or Yield rate on the Refinancing Advance resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  Agent shall as soon as practicable notify Lessor, Lessee and the Participants of the effective date and the amount of each such change in interest rate or Yield rate.

(b)

Each determination of an interest rate or Yield rate by Agent pursuant to any provision of this Participation Agreement shall be conclusive and binding on Lessor, Lessee and the Participants in the absence of manifest error.  Agent shall, at the request of such parties, deliver to such parties a statement showing the quotations used by Agent in determining any interest rate pursuant to Section 3.9(a).

Section 3.10	Allocation and Timing of Payments; the Account.

(a)

If, other than by a distribution received from Agent as hereinafter provided, any Participant (including Lessor) receives any Lease Related Payment, or if any Participant realizes the equivalent of a Lease Related Payment by way of offset against other amounts it owes to Lessee, then such Participant must promptly pay an equal amount to Agent for application and distribution as provided in this Participation Agreement.  Any such payment to Agent will be considered a payment on account of the Lessee Obligations, and any such payment received by Agent from any Participant and any other Lease Related Payment made directly to Agent shall reduce the Lease Balance, unless and except to the extent applied to satisfy Lessee’s obligation for Basic Rent or for other Supplemental Rent.

(b)

Also, a payment to Agent of any amount made by or on behalf of Lessee on account of the Lessee Obligations (including payments made by Participants to Agent in respect of Lease Related Payments as provided above) shall be considered effective to satisfy Lessee’s liability for such amount (regardless of whether Lessee owes the amount to Agent, Lessor or another Participant according to the Operative Documents) upon the date of receipt of the same by Agent in immediately available funds if such receipt by Agent occurs on a Business Day before noon San Francisco time, and otherwise on the next following Business Day after such receipt by Agent.  Without limiting the foregoing, any delay by Agent following Agent’s receipt of a payment on account of the Lease Obligations in distributing the payment to Participants (including any delay authorized by the following provisions of this Section 3 or by Section 11.10 below) will not defer or impair the effectiveness of the payment for purposes of determining whether Lessee has satisfied the Lessee Obligations and for purposes of computing Basic Rent accruals or other amounts owing by Lessee under the Operative Documents.   Lessor and other Participants agree that Lessee may pay or cause the payment of any Lease Related Payment directly to Agent for distribution as provided herein, after which Lessee will have no obligation to account to Lessor or other Participants for any failure of Agent to distribute such Lease Related Payment in accordance with the requirements of this Agreement.

6.

(c)

Except as otherwise provided in Sections 3.11--3.23, Agent may apply payments made to it on account of the Lease Obligations to cover accrued, unpaid Basic Rent, to repay and reduce the Lease Balance or to cover other Supplemental Rent then due in any order Agent deems appropriate and in the best interests of Participants, collectively.

(d)

Except as provided in Sections 3.11--3.23, (1) each Lease Related Payment (including any prepayment) made to Agent or to Lessor which constitutes a repayment by or on behalf of Lessee of the Adjusted Lease Balance or any part thereof shall be allocated among, and ratably reduce, the Adjusted Tranche A Balance, the Tranche B Balance and the Tranche C Balance, and (2) each such repayment and all other payments representing interest or Yield on the Adjusted Lease Balance shall be distributed pro rata among the Tranche A Participants, Tranche B Participants and the Tranche C Participant according to the respective Participation Interests of each such Participant.  Any such repayment or payment that is, according to this Participation Agreement, to be applied or distributed “pro rata” to Tranche A Participants will be made to such Participants without priority of one over the other (except as provided in the next clause (e), regarding adjustments required because of the Basic Rent Credits) in the proportion to their respective Tranche A Participation Interests in such payment.  Any such repayment or payment that is, according to this Participation Agreement, to be applied or distributed “pro rata” to Tranche B Participants will be made to such Participants without priority of one over the other (except as provided in the next clause (e)) in the proportion to their respective Tranche B Participation Interests in such payment.  Any such repayment or payment that is, according to this Participation Agreement, to be applied or distributed “pro rata” to both Tranche A Participants and Tranche B Participants will be made to such Participants without priority of one over the other (except as provided in the next clause (e)) in the proportion to the sum of their respective Tranche A Participation Interests and Tranche B Participation Interests in such payment.

(e)

For purposes of determining the proper distribution of payments of Basic Rent among Participants, any Basic Rent Credit given on any Payment Date pursuant to Section 3.8(c)(iii) will be considered as a receipt or realization of a payment of Basic Rent equal to such Basic Rent Credit by KeyBank National Association, in its capacity as a Tranche A Participant and Tranche B Participant.  Thus, on the Payment Date upon which any Basic Rent Credit becomes effective, KeyBank National Association will be required by subsection (a) above to pay to Agent an amount equal to such credit for distribution (along with actual payment of Basic Rent made by Lessee) as provided in Section 3.12.  In the event KeyBank National Association fails to pay such amounts to Agent, the remedies of the other Participants shall be solely against KeyBank National Association and not against Lessee.  (The following example is provided only to illustrate the types of calculations required with respect to Basic Rent Credits and the distribution of Basic Rent among Participants:

      Example:  Assume that the total interest and Yield accruing as described in Section 3.8(a) on the Adjusted Lease Balance for a given Interest Period is $100,000, and $52,000 of Initial Adjustment Amortization also accrues for such Interest Period, resulting in a Basic Rent Credit of $52,000, of which $5,000 is attributable to Yield accrued on the Tranche C Balance and the remainder is attributable to interest accrued on the Adjusted Tranche A Balance and on the Tranche B Balance.  Assume also that Lessee makes a timely payment of Basic Rent for such Interest Period in the amount of the remaining $48,000 payable by Lessee (after application of the Basic Rent Credit).  Under these assumptions, KeyBank National Association, as a Participant, will be deemed to have received a direct payment of Basic Rent of $52,000, which in accordance with subsection (a) of this Section must be paid over to Agent.  Such amount, together with the $48,000 of Basic Rent actually paid by Lessee, will give Agent $100,000 to be distributed in accordance with Section 3.12.  Section 3.12 will require that Agent distribute the $47,000 to KeyBank National Association and $48,000 to other Tranche A Participants and Tranche B Participants, and then distribute the remaining $5,000 to Lessor as the Tranche C Participant.)

7.

(f)

Subject to any contrary requirements of Applicable Law and to the rights of the Participants under other provisions of the Operative Documents or provisions of other agreements binding upon Lessee (including the Loan Documents), if Agent or Lessor should receive Lease Related Payments in excess of all then outstanding Lessee Obligations, then Agent or Lessor (as the case may be) must pay such excess to, or as directed by, Lessee.

(g)

If any payment under the Operative Documents, other than the Initial Adjustment or payments representing the repayment of the Lease Balance or any part thereof, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment of the Initial Adjustment or representing a repayment of the Lease Balance or any part thereof becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension or shortening of the due date of any payment which will reduce the Adjusted Lease Balance pursuant to the preceding two sentences, interest or Yield thereon shall be payable at the then applicable rate during such extension or until such shortened due date, as the case may be.

(h)

The Agent may, if it so desires to do so, establish an account (the "Account") into which Agent shall deposit all Lease Related Payments or other payments, receipts and other consideration of any kind whatsoever received by Agent pursuant to this Participation Agreement, the Lease and any other Operative Document.  Agent shall make distributions of such payments, receipts and other consideration (and, if an Account is used, from the Account) pursuant to the requirements of Sections 3.11--3.23 hereof.

Section 3.11

The Initial Adjustment.   The payments of Initial Adjustment will not reduce the Lease Balance, but will reduce the Adjusted Lease Balance.  The payment of the Initial Adjustment shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Lease shall be applied and distributed on the date received in the funds so received) to KeyBank National Association, as a Tranche A Participant, whereupon the entire reduction in the Adjusted Tranche A Balance resulting from such payment shall be allocated to and reduce the Participation Interest of KeyBank National Association in the Adjusted Lease Balance.  As subsequent accruals of Initial Adjustment Amortization are deducted from the Remaining Unamortized Initial Adjustment, thereby increasing the Adjusted Lease Balance, the entire amount of the increases will be allocated to and increase the Participation Interest of KeyBank National Association in the Adjusted Tranche A Balance.

8.

Section 3.12

Basic Rent.   Payments of Basic Rent will not reduce the Lease Balance or Adjusted Lease Balance.  Each payment (or portion thereof) of Basic Rent shall be applied and distributed by Agent as promptly as possible (it being understood that any payments of such component of Basic Rent received by Agent on a timely basis and in accordance with the provisions of the Lease shall be applied and distributed on the date received in the funds so received) in the following order of priority:

(a)

first, pro rata among the Tranche A Participants and the Tranche B Participants until the aggregate of all payments of Basic Rent which they have received equals the aggregate of all interest which has accrued on the Tranche A Balance and Tranche B Balance pursuant to Section 3.8(a), and

(b)	second, to Lessor as the Tranche C Participant as the payment of the Yield on the Tranche C Participation Interest.

Section 3.13

Proceeds of a Purchase by Lessee.   Any payment of all or part of the Asset Termination Value received by Agent (whether by way of offset against the Cash Collateral or by reason of the application of the Cash Collateral or of proceeds drawn under the Letter of Credit or otherwise) as a result of:

(a)	the purchase of Lessor's interest in all of the Property in connection with Lessee's exercise of its Purchase Option under Section 20.1 of the Lease, or

(b)	Lessee's compliance with its obligation to purchase Lessor's interest in the Property in accordance with Section 20.2 of the Lease, or

(c)	the payment of the Asset Termination Value in accordance with Sections 16.2(b), 16.3 or 16.4 of the Lease, or

(d)

Lessee failing to fulfill one or more of the conditions to exercise of the Remarketing Option pursuant to Section 22.1 of the Lease and Agent's receipt pursuant to the next-to-last paragraph of Section 22.1 of the Lease of the Asset Termination Value in accordance with Section 20.2 of the Lease, shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Lease shall be applied and distributed on the date on which such funds are so received) in the following order of priority:

(1) first, without reduction of the Lease Balance, to cover any Excepted Payments owed by Lessee, with distributions made in accordance with Section 3.17;

(2) second, without reduction of the Lease Balance, to cover any accrued, unpaid Basic Rent, with distributions made in accordance with Section 3.8;
9.

(3)   third, with a corresponding reduction of the Lease Balance, to repay the Adjusted Tranche A Balance and the Tranche B Balance, with distributions made pro rata among the Tranche A Participants and the Tranche B Participants until their Participation Interests in the Adjusted Tranche A Balance and the Tranche B Balance have been repaid in full, and

(4) fourth, with a corresponding reduction to the Lease Balance, to repay the Tranche C Balance, with distributions to Lessor (as the Tranche C Participant); and

(5)   finally, after the Lease Balance has been repaid in full by the foregoing allocations, any remaining balance of such a payment (e.g., any amounts attributable to interest accruing on past due payments of Basic Rent) will be distributed as Agent determines to be appropriate under this Agreement and the other Operative Documents, taking into account the reasons why such remaining balance exists.

Section 3.14

Residual Value Guarantee Amount Payment by Lessee.  The payment by Lessee of the Residual Value Guarantee Amount to Agent in accordance with Section 15.4 or Article XXII of the Lease, in the event of Lessee's exercise of the Remarketing Option, shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis in accordance with the provisions of the Lease shall be applied and distributed on the date on which such funds are so received) to repay the Adjusted Tranche A Balance, with a corresponding reduction of the Lease Balance and with distributions made pro rata among the Tranche A Participants.

Section 3.15

Sales Proceeds of Remarketing of Property.  Any payments received by Agent as proceeds from a sale of the Property because of Lessee's exercise of the Remarketing Option pursuant to Article XXII of the Lease, together with any payment made by Lessee as a result of an appraisal pursuant to Section 13.2 of this Participation Agreement, shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Lease shall be applied and distributed on the date on which the funds are so received) in the same order of priority and with the same application to the Lease Balance as is listed in Section 3.13, except that if the aggregate amount of such sales proceeds and any such payment made by Lessee exceeds the Adjusted Lease Balance and all amounts otherwise due or owing by Lessee under this Agreement, under the Lease or under any of the other Operative Documents, then such excess shall be promptly distributed to, or as directed by, Lessee.

Section 3.16

Supplemental Rent.  All payments of Supplemental Rent received by Agent (excluding any amounts applied and distributed pursuant to the other provisions of this Section 3) shall be distributed promptly by Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.  Supplemental Rent shall not, except as provided in the other provisions of this Section 3, reduce the Lease Balance or Adjusted Lease Balance.

Section 3.17

Excepted Payments.  Notwithstanding any other provision of this Participation Agreement or the Operative Documents, any Excepted Payment received at any time by Agent shall be distributed promptly to the Person entitled to receive such Excepted Payment pursuant to the Operative Documents.  Excepted Payments shall not reduce the Lease Balance or Adjusted Lease Balance.

10.

Section 3.18

Distribution of Payments During the Continuation of an Accelerated Purchase Event.  Notwithstanding the foregoing provisions of Sections 3.11 through 3.15, this section 3.18 will govern the application of any and all Lease Related Payments, other than Excepted Payments, paid to or realized by Lessor or Agent during the continuation of an Accelerated Purchase Event.  All such amounts shall, if received by Lessor, be paid to Agent as promptly as possible and shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Operative Documents shall be applied and distributed on the date received in the funds so received) in the following order of priority:

(a)

first, without reduction of the Lease Balance, so much of such payment or amount as shall be required to reimburse Lessor or Agent for any costs incurred by them to enforce the Operative Documents against Lessee or to or enforce, protect, preserve or maintain any Security or property covered thereby (including, to the extent not previously reimbursed, those costs incurred in connection with any duties of Agent as Agent) and any unpaid ongoing fees of Lessor and Agent shall be distributed to each of them for its own account;

(b)

second, without reduction of the Lease Balance, so much of such payments or amounts as shall be required to repay the then existing or prior Participants for payments made by them to reimburse Lessor for costs incurred by Lessor pursuant to Section 18.1 of the Lease (to the extent such Participants have not already been repaid such amounts) and to pay such then existing or prior Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with and proportion to the amounts of such payment or payments payable to each such Person;

(c)

third, in the same order of priority and with the same application to the Lease Balance that is listed in Section 3.13, until the entire Adjusted Lease Balance has been repaid and all amounts otherwise due or owing by Lessee under this Agreement, the Lease or any of the other Operative Documents have been paid in full;

(d)	lastly, to, or as directed by, Lessee or as otherwise required by Applicable Law.

Section 3.19

Proceeds from any Foreclosure of the Mortgage.   As among Lessor, Agent and Participants, it is understood and agreed that proceeds of any foreclosure sale under the Mortgage which are received by Agent shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Operative Documents shall be applied and distributed on the date received in the funds so received) in the following order of priority:

(a)

first, so much of such payment or amount as shall be required to reimburse Agent for any cost incurred by it in connection with its duties of Agent and for any unpaid ongoing fees of Agent shall be retained by Agent for its own account;

11.

(b)

second, pro rata among the Tranche A Participants and the Tranche B Participants until they have been repaid in full their Participation Interests, including their  Tranche A Participation Interests and the Tranche B Participation Interests;

(c)

lastly, to, or as directed by, Lessor or as otherwise required by law.

With the understanding that any such foreclosure sale will be subject in all respects to (and thus will not cut off or otherwise affect) the Lease and Lessee's rights under the other Operative Documents, Lessee agrees that it will have no claim to or interest in any such foreclosure proceeds.  Further, Lessee agrees that as between it and Lessor and its successors and assigns (including the purchaser at any such foreclosure sale), neither the Lease Balance nor the Adjusted Lease Balance will be reduced by any such foreclosure proceeds.  Thus, neither Basic Rent, nor Asset Termination Value nor the Residual Value Guarantee Amount nor any other amount, the calculation of which is dependent upon the Lease Balance or the Adjusted Lease Balance, will be reduced by reason of any such foreclosure or distributions made pursuant to this section, and all such amounts will be calculated after any foreclosure under the Mortgage as if there had been no foreclosure.  Further, after any such foreclosure, Lessee's obligations under the Operative Documents will continue to be secured by the Letter of Credit or any Cash Collateral Agreement to the same extent and in the same manner as before the foreclosure, and any purchaser at such foreclosure sale will acquire all rights of Lessor and the Participants under this Agreement and the Lease, including (1) the right to receive payments of Basic Rent and  any repayments of the Lease Balance made after the foreclosure by or on behalf of Lessee pursuant to the Lease or this Agreement, and (2) the right to be indemnified by Lessee for claims, damages or expenses arising after the foreclosure to the same extent that Lessor or other Participants would have been entitled to indemnity hereunder if they had suffered such claims, damages or expenses and there had been no foreclosure.

Section 3.20

Partial Purchase Option Price.   Any Partial Purchase Option Price paid to Agent shall be applied and distributed by Agent as promptly as possible (it being understood that any such payment received by Agent on a timely basis and in accordance with the provisions of the Lease shall be applied and distributed on the date received in the funds so received) in the following order of priority:

(a)

first, without reduction of the Lease Balance, so much of such payment or amount as shall be required to reimburse Lessor or Agent for any costs incurred by Lessor or Agent in connection with the sale for which such Partial Purchase Option Price is paid (to the extent such costs are not otherwise paid or reimbursed by Lessee as provided in the Lease);

(b)

second, without reduction of the Lease Balance, to cover any other amounts (excluding the Adjusted Lease Balance) then due and payable by Lessee under this Agreement, the Lease or any of the other Operative Documents, with distributions made among Lessor and other Participants in accordance with other provisions of this Section 3, until all such amounts have been paid in full;

(c)

third, to prepay the Adjusted Lease Balance and any Basic Rent accrued on the portion of the Adjusted Lease Balance so prepaid and any Funding Losses associated with such prepayment, with distributions of said amount made pro rata among all Participants (including Lessor) in proportion to their Participation Interests in the amounts so paid, and with any reduction of the Adjusted Lease Balance applied ratably to each of the Adjusted Tranche A Balance, the Tranche B Balance and the Tranche C Balance, until the entire Adjusted Lease Balance and all accrued Basic Rent and any such Funding Losses have been paid in full; and

12.

(d)	lastly, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

Section 3.21

Other Payments.  Any sums received by Agent, Lessor or another Participant for which provision as to the application thereof is expressly made in an Operative Document, but not elsewhere in this Section 3, shall be applied and distributed forthwith by Agent, Lessor or such other Participant (as applicable) to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

Section 3.22

Casualty and Condemnation Amounts.  Any Net Proceeds made to Lessor or Agent as a result of a Casualty or Condemnation pursuant to Section 15.1 of the Lease (but excluding any amounts payable pursuant to Section 16.2 of the Lease) shall, if no Accelerated Purchase Event exists, be paid over to Lessee for (and over the course of) the rebuilding or restoration of that portion of the Property affected by such Casualty or Condemnation as necessary to cover the actual, out-of-pocket cost to Lessee of such rebuilding or restoration.  (Pending the payment of such amounts to Lessee for rebuilding or restoration or the application and distribution of such amounts as set forth below in this Section, any such amounts will be held in an interest bearing deposit account maintained by Agent, and the interest that accrues on such account pending disbursement from such account will accrue to the benefit of Lessee and be added to and applied in the same manner as the principal deposited therein.  So long as Net Proceeds are held in such an account, they will not be considered Lease Related Payments for purposes of this Agreement.)  Notwithstanding the foregoing, but without limiting Lessee's obligation to rebuild and restore the Property as provided in the Lease, any such amounts shall, upon request by Lessee, be applied and distributed by Lessor or Agent as set forth below in this Section.  Also, if an Accelerated Purchase Event exists, then during the continuance of such Accelerated Purchase Event, all such amounts (not only those in excess of the cost of rebuilding or restoration) shall, at the option of Agent, either be held and used for rebuilding or restoration  or applied and distributed as set forth below in this Section.

Following any determination that any Net Proceeds paid to Lessor or Agent as a result of a Casualty or Condemnation pursuant to the Lease (but excluding any amounts payable pursuant to Sections 15.4 or 16.2 of the Lease, the application and distribution of which will be governed by other provisions of this Section 3) need not and will not be paid to Lessee or held by Agent or Lessor for rebuilding or restoration as aforesaid; however, all such Net Proceeds which constitute Lease Related Payments (as provided in the definition thereof), will be applied and distributed by Agent or Lessor as promptly as possible following such a determination in the following order of priority:

(a)

first, without reduction of the Lease Balance, so much of such amounts as shall be required to reimburse Lessor or Agent for any costs incurred by Lessor or Agent in connection with the Casualty or Condemnation which generated such amounts (to the extent such costs are not otherwise paid or reimbursed by Lessee as provided in the Lease);

13.

(b)

second, without reduction of the Lease Balance, to cover any other amounts (excluding the Adjusted Lease Balance) then due and payable by Lessee under this Agreement, the Lease or any of the other Operative Documents, with distributions made among Lessor and other Participants in accordance with other provisions of this Section 3, until all such amounts have been paid in full;

(c)

third, to prepay the Adjusted Lease Balance and any Basic Rent accrued on the portion of the Adjusted Lease Balance so prepaid and any Funding Losses associated with such prepayment, with distributions of said amount made pro rata among all Participants (including Lessor) in proportion to their Participation Interests in the amounts so paid, and with any reduction of the Adjusted Lease Balance applied proportionately to each of the Adjusted Tranche A Balance, the Tranche B Balance and the Tranche C Balance, until the entire Lease Balance and all accrued Basic Rent and any such Funding Losses have been paid in full; and

(d)	lastly, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

Section 3.23

Credits for Available Cash Collateral and Letter of Credit Proceeds.  Notwithstanding any other provision in this Participation Agreement, the Lease or any other Operative Document to the contrary, Lessee, Agent, the Participants and Lessor agree that upon the maturity or acceleration of Lessee's obligation to pay the Asset Termination Value, Residual Value Guarantee Amount or Purchase Option Price, any and all amounts of Cash Collateral previously deposited by Lessee pursuant to the Cash Collateral Agreement and any or all proceeds drawn on the Letter of Credit may be applied by Agent to satisfy Lessee's obligation to pay the Asset Termination Value, Purchase Option Price or Residual Value Guarantee, as applicable.  Further, Lessee itself may direct and require such application of the Cash Collateral or the proceeds of the Letter of Credit at any time, provided that (1) Lessee gives such direction by an irrevocable, unconditional written notice to Agent and the Participants (including Lessor), and (2) no such direction by Lessee will be effective with regard to such amounts or proceeds which have already been returned or paid to Lessee or offset or applied by Agent, Lessor or any other Participant against any Lessee Obligations.  If, at the time Lessee gives any such direction, any such amounts of Cash Collateral or proceeds of the Letter of Credit which have not previously been paid or returned to Lessee or offset or applied against Lessee Obligations are not actually available for payment of the Asset Termination Value, Purchase Option Price or Residual Value Guarantee for reasons attributable to Lessor, Agent or any Participant, then Lessee will nonetheless be entitled to a credit against such payment for such unavailable amounts or proceeds; provided, however, that Lessee assigns to Agent (for the benefit of Lessor and Participants) all right, title and interest of Lessee in and to such unavailable amounts or proceeds.  For purposes of the preceding sentence, “reasons attributable to Lessor, Agent or any Participant” shall include, without limitation, any fraud or misapplication of funds by Lessor, Agent or any Participant or the filing by or against Lessor, Agent or any Participant of any insolvency, bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

14.

SECTION 4

FEES

Section 4.1

Administrative Fee.  Lessee shall pay an administrative fee (the "Administrative Fee") to Agent for its own account payable annually on each anniversary of the Closing Date as specified in the Fee Letter.

Section 4.2

Overdue Fees.  If all or a portion of any fee due hereunder shall not be paid when due, such overdue amount shall bear interest, payable by Lessee on demand, at a rate per annum equal to the Default Rate from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

SECTION 5

CERTAIN INTENTIONS OF THE PARTIES

Section 5.1	Nature of Transaction.

(a)

It is the intent of the parties hereto that:  (i) the Lease constitutes an "operating lease" pursuant to Statement of Financial Accounting Standards No. 13, as amended, for purposes of Lessee's financial reporting, and (ii) for purposes of federal, state and local income or franchise taxes and for any other tax imposed on or measured by income, the transaction contemplated hereby is a financing arrangement and preserves ownership in the Property in Lessee.  Nevertheless, Lessee acknowledges and agrees that neither Agent, Lessor nor any Participant has made any representations or warranties to Lessee concerning the tax, accounting or legal characteristics of the Operative Documents and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.  Notwithstanding any provision of this Participation Agreement to the contrary, the parties hereto agree and declare that:  (i) the transactions contemplated by the Lease are intended to have a dual, rather than single, form; and (ii) all references in this Participation Agreement to the "lease" of the Property which fail to reference such dual form do so as a matter of convenience only and do not reflect the intent of the parties hereto as to the true form of such arrangements.  The parties hereto agree that, in accordance with their intentions expressed herein and the substance of the transactions contemplated hereby, Lessee (and not Lessor) shall be treated as the owner of the Property for federal, state, and local income and property tax purposes and the Lease shall be treated as a financing arrangement.  Lessee shall be entitled to take any deduction, credit, allowance or other reporting, filing or other tax position consistent with such characterizations.  Lessor and the Participants shall file any federal, state or local income tax returns, reports or other statements in a manner which is consistent with the foregoing provisions of this Section 5.1; provided, that Lessor and any Participant may take a position that is inconsistent with Lessee's status as owner of the Property if:  (x) there has been a change in law or regulation so requiring as supported by an opinion of counsel reasonably acceptable to Lessee that there is not substantial authority for such a consistent reporting position; or (y) (A) there has been an administrative or judicial holding that Lessee is not the owner of the Property for such tax purposes, (B) Lessee has no right to contest such holding pursuant to Section 13.5 of the Participation Agreement, and (C) Lessee's lack of right to contest is not the result of an Indemnitee's waiver of its right to indemnification pursuant to [Section 13.5(f)(iii) of the Participation Agreement or failure of the amount at issue to exceed the minimum amount set forth in Section 13.5(f)(iv)(B) of the Participation Agreement.

15.

(b)

Specifically, without limiting the generality of subsection (a) of this Section 5.1, the parties hereto intend and agree that with respect to the nature of the transactions evidenced by the Lease in the context of the exercise of remedies under the Operative Documents, including, without limitation, in the case of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Lessor or any Participant or any enforcement or collection actions, (i) the transactions evidenced by the Operative Documents are loans made by Lessor and the Participants as unrelated third party lenders to Lessee secured by the Property and the Collateral, (ii) the obligations of Lessee under the Lease to pay Basic Rent and Supplemental Rent or Asset Termination Value in connection with any purchase of the Property pursuant to the Lease shall be treated as payments of interest on and principal of, respectively, loans from Lessor and the Participants to Lessee, (iii) the Lease grants a security interest and deed of trust or lien, as the case may be, in the Property and the collateral described in the Mortgage to Lessor, Agent and the Participants to secure Lessee's performance and payment of all amounts under the Lease and the other Operative Documents.

Section 5.2

Amounts Due Under Lease.  Subject to Section 3.19, but anything else herein or elsewhere to the contrary notwithstanding, it is the intention of Lessee, Lessor, the Participants and Agent that:  (i) the amount and timing of installments of Basic Rent due and payable from time to time from Lessee under the Lease shall be equal to the aggregate payments due to the Participants in respect of their Participation Interests on each Payment Date; (ii) if Lessee elects the Purchase Option or becomes obligated to purchase the Property under the Lease, the entire Adjusted Lease Balance and the Participants’ Participation Interests therein, all fees and all of the interest on overdue amounts thereon and all other obligations of Lessee owing to Lessor, the Participants and Agent shall be paid in full by Lessee; (iii) if Lessee properly elects the Remarketing Option, Lessee shall only be required to pay to Lessor the proceeds of the sale of the Property, the Residual Value Guarantee Amount and any amounts due pursuant to Section 13 of this Participation Agreement and Section 22.2 of the Lease (which aggregate amounts may be less than the Asset Termination Value); and (iv) upon a Lease Event of Default resulting in an acceleration of Lessee's obligation to purchase the Property under the Lease, the amounts then due and payable by Lessee under the Lease shall include all amounts necessary to pay in full the Asset Termination Value, plus all other amounts then due from Lessee to the Participants, Agent and Lessor under the Operative Documents.

SECTION 6

CONDITIONS PRECEDENT TO REFINANCING ADVANCE

Section 6.1

Conditions Precedent--Documentation.  The obligation of Lessor to make the Refinancing Advance in respect of such Property on the Closing Date and the obligation of each Participant to purchase its Participation Interest in, and to make available to Lessor its related portion of, the Refinancing Advance on the Closing Date are subject to satisfaction or waiver of the following conditions precedent and the conditions precedent set forth in Section 6.2 (it being understood that Lessor's obligation to make the Refinancing Advance shall not be subject to the conditions precedent set forth in this Section 6.1 or Section 6.2 to the extent such conditions are actions required of Lessor) on or prior to the Closing Date:

16.

(a) Funding Request. Prior to the Closing Date, Agent and Lessor shall have received a fully executed counterpart of the Funding Request, appropriately completed by Lessee, in accordance with Section 3.3.

(b)

Operative Documents.  Each of the Operative Documents to be entered into on the Closing Date shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect, including, without limitation, (i) this Participation Agreement, (ii) the Lease, (iii) the Mortgage, (v) the Assignment of Lease and Consent to Assignment, (vi) the Cash Collateral Agreement and (vii) the Letter of Credit.  If Cash Collateral is selected by Lessee pursuant to Section 7.1, such Cash Collateral shall have been deposited pursuant to the Cash Collateral Agreement.  No Potential Lease Default or Lease Event of Default shall exist thereunder and be continuing (both before and after giving effect to the transactions contemplated by the Operative Documents), and Lessor, Agent and each Participant shall each have received a fully executed copy of each of such Operative Documents (other than the Lease, of which Agent shall receive the original and Lessor and the Participants shall receive specimens).  On or prior to the Closing Date, the Operative Documents (or memoranda thereof), any supplements thereto and any financing statements in connection therewith required under the Uniform Commercial Code shall have been recorded, registered and filed, if necessary, in such manner as to enable Lessee's counsel to render its opinion referred to in clauses 6.l(ij(A) and (B) below.

(c)

Environmental Certificate.  Agent, each Participant and Lessor shall have received an Environmental Certificate substantially in the form of Exhibit C (an "Environmental Certificate") with respect to the Property, provided that such Environmental Certificate shall be delivered not less than five (5) Business Days prior to the Closing Date and shall have been approved by Agent, the Required Participants and Lessor, and accompanied by the Environmental Audit for the Property prepared by Harding Lawson Associates, dated August 13, 1997 and a Phase I Update and Sampling Analysis report by Harding ESE, dated March 9, 2000.

(d)

Financial Statements.  Lessee shall have delivered to Agent copies of Lessee's Financial Statements as described in Section 8.3(m) and an duly executed Compliance Certificate in the form attached as Exhibit L.

(e)

Survey and Title Insurance.  Lessee shall have delivered (i) an ALTA (1992) owners title insurance policy with extended coverage over the general exceptions, insuring fee title in Lessor to the Property, subject only to the Permitted Exceptions and (ii) an ALTA (1992) Loan Policy insuring Agent that the Lien of the Mortgage is a first and primary lien in Lessor's interest in the Master Lease and in the fee title to the Property, subject only to the Master Lease and the Permitted Exceptions, and (iii) an ALTA (1992) Leasehold Policy insuring leasehold title in Lessee, such policies each in an amount not less than the Refinancing Advance and to be reasonably satisfactory to Lessor, Agent and the Participants with extended coverage, access, tax parcel, variable rate, future advances, usury, comprehensive, doing business, mechanics liens and zoning endorsements and such other endorsements as and to the extent available in such jurisdiction where the Property is located, if requested by Agent.

17.

(f)

Evidence of Recording and Filing.  On the Closing Date, Agent shall have received evidence reasonably satisfactory to it that each of the Lease Supplement, the Assignment of Leaseand Consent to Assignment and the Mortgage shall have been or are being recorded with the appropriate Governmental Authorities in the order in which such documents are listed in this clause, and the UCC Financing Statements with respect to the Property shall have been or are being filed with the appropriate Governmental Authorities.

(g)

Evidence of Insurance.  Agent, Lessor and each Participant shall have received evidence of insurance with respect to the Property required to be maintained pursuant to the Lease, setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and naming Lessor as an additional insured thereunder.

(h)

Unrestricted Cash Certificate.  On the Closing Date, Lessee shall have delivered to Agent, Lessor and each Participant a certificate in form and substance satisfactory to Agent certifying that Lessee and its Subsidiaries on a consolidated basis held unrestricted cash (and cash equivalents) of $100,000,000 or more as of the last day of the month immediately preceding the Closing Date.

(i)

Taxes.   All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents shall have been paid or provisions for such payment shall have been made to the satisfaction of Agent, each Participant and Lessor.

(j)

Opinions of Counsel.  On the Closing Date, (i) Lessee shall have delivered to Agent, each Participant and Lessor (A) an opinion of Wilson, Sonsini, Goodrich & Rosati, counsel to Lessee, as to the matters set forth in Exhibit D; and (B) an opinion of local counsel licensed to practice in the jurisdiction where the Property is located as to the matters set forth in Exhibit E; and (ii) Lessor shall have delivered to Agent and each Participant (A) an opinion of special counsel in the form set forth on Exhibit F; and (B) an opinion of internal counsel to Lessor to the effect and in the form set forth in Exhibit G.

(k)

Approvals.  All necessary (or, in the reasonable opinion of Lessor, the Participants or Agent or any of their respective counsel, advisable) Governmental Actions and covenants and approvals of or by any Governmental Authority or other Person, in each case required by any Requirement of Law, covenant or restriction affecting the Property or the transactions contemplated thereby to have been obtained by such date shall have been obtained or made and be in full force and effect.

(l)

Litigation.  No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, the Lease or any other Operative Document or any transaction contemplated hereby or thereby or (ii) which is reasonably likely to have a Material Adverse Effect.

18.

(m)

Requirements of Law.  In the reasonable opinion of Lessor, the Participants, Agent and their respective counsel, the transactions contemplated by the Operative Documents do not and will not violate any Requirement of Law and do not and will not subject Lessor, Agent or any Participant to any adverse regulatory or tax prohibitions or constraints.

(n)

Responsible Officer's Certificate of Lessee.   On or prior to the Closing Date, Lessor, each Participant and Agent shall each have received a Responsible Officer's Certificate, dated as of the Closing Date, of Lessee stating that (i) each and every representation and warranty of Lessee contained in the Operative Documents to which it is a party is true and correct on and as of the Closing Date; (ii) no Potential Lease Default or Lease Event of Default under the Lease has occurred and is continuing; (iii) each Operative Document to which Lessee is a party is in full force and effect with respect to it; and (iv) Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Document required to be performed or complied with by it on or prior to the Closing Date.

(o)

Lessee's Resolutions and Incumbency Certificate, Etc.  Lessor, each Participant and Agent shall each have received (i) a certificate of the Secretary or an Assistant Secretary of Lessee attaching and certifying as to (A) the resolutions of the Board of Directors of Lessee, duly authorizing the execution, delivery and performance by Lessee of documents and agreements of the type represented by each Operative Document to which it is or will be a party, (B) its articles of incorporation and bylaws, and (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party, and (ii)  good standing certificates from the appropriate officer of the states of California, Colorado and Delaware.

(p) Intentionally Deleted.

(q)

No Material Adverse Effect.  As of the Closing Date, there shall not have occurred any Material adverse change in Lessee's and its Subsidiaries' capital structure, ownership or consolidated assets, liabilities, results of operations, or financial condition taken as a whole from that set forth or contemplated in the most recent Financial Statements referred to in Section 8.3(m), and no event or condition shall have occurred that would result in a Material Adverse Effect.

(r)

Responsible Officer's Certificate of Lessor.  On or prior to the closing Date, Lessee, Agent and each Participant shall have received a certificate of an authorized officer of Lessor, dated as of the Closing Date, stating that (i) each and every representation and warranty of Lessor contained in the Operative Documents to which it is a party is true and correct on and as of the Closing Date, (ii) each Operative Document to which Lessor is a party is in full force and effect with respect to it, and (iii) Lessor has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Document required to be performed or complied with by it on or prior to the Closing Date.

(s)

Lessor's Resolutions and Incumbency Certificate, Etc.  Lessee, Agent and each Participant shall have received a certificate of the Secretary or an Assistant Secretary of Lessor attaching and certifying as to (i) the resolutions of the Board of Directors duly authorizing the execution, delivery and performance by Lessor of documents and agreements of the type represented by each Operative Document to which it is or will be a party, (ii) the pertinent provisions of its by-laws and (iii) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

19.

(t)

Termination of Liens.   Agent, each Participant and Lessor shall have received a pay-off letter from the Successor Agent, together with duly executed UCC-3 termination statements, mortgage releases and such other instruments, in form and substance satisfactory to Agent, each Participant and Lessor, as shall be necessary to terminate and satisfy all Liens created pursuant to the Existing Financing and all other Liens except Permitted Exceptions.

Section 6.2

Further Conditions Precedent.  The obligation of Lessor to make the Refinancing Advance on the Closing Date and the obligation of each Participant to purchase its Participation Interest in, and to make available its related portion of, such Refinancing Advance on the Closing Date are subject to satisfaction or waiver of the following conditions precedent and to satisfaction on or before the Closing Date of the conditions precedent set forth in Section 6.1 (it being understood that Lessor's obligations to make the Refinancing Advance to Lessee and each Participant's obligation to fund the purchase of its Participation Interest in the Refinancing Advance shall not be subject to the conditions precedent set forth in Section 6.1 and this Section 6.2 to the extent such conditions are actions required of Lessor or such Participant):

(a)

Representations and Warranties.  On the Closing Date, the representations and warranties of Lessee, Lessor and each Participant contained herein and in each of the other Operative Documents shall be true and correct as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(b)

Performance of Covenants.  On the Closing Date, the parties hereto shall have performed their respective agreements contained herein and in the other Operative Documents to be performed by them on or prior to such date.

(c) Title. Title to the Property shall conform to the representations and warranties set forth in Section 8.4(c).

(d)

No Default.  There shall not have occurred and be continuing any Potential Lease Default, Accelerated Purchase Event  or Lease Event of Default under any of the Operative Documents, and no Potential Lease Default, Accelerated Purchase Event or Lease Event of Default under any of the Operative Documents will have occurred after the making of the Refinancing Advance.

SECTION 7

SECURITY

Section 7.1	Lessee Obligations.

(a)

Property.  To the extent that the transaction evidenced by the Lease and the Operative Documents is treated as a loan by the Participants (through Lessor) to Lessee secured by the Property, with Lessee as owner of the Property pursuant to Section V hereof, the Lessee Obligations shall be secured by the Property as provided in the Lease.

20.

(b)

Other Collateral.  In addition to a security interest in the Property, the Lessee Obligations shall be secured initially either by (i) a Cash Collateral Agreement in the form of Exhibit M, duly executed and delivered by Lessee and Cash Collateral delivered to Agent or its assignee pursuant to the Cash Collateral Agreement, or (ii) a Letter of Credit in the form of Exhibit N (or such other form as Agent may approve) issued in favor of Agent or Lessor (collectively, the "Collateral").  The Collateral shall on the closing date be in an amount equal to the Lease Balance and at no time shall be less than the Lease Balance.  Lessee shall select the initial Collateral by notice to Agent not less than three (3) Business Days before the Closing Date.  If Lessee delivers a Letter of Credit, Agent shall not draw upon the Letter of Credit (other than as may be requested or directed by Lessee) until the Expiration Date or the occurrence of an Accelerated Purchase Event.  In any event, Lessee may not withdraw any Collateral required to be delivered pursuant to this Section 7.1(b) until the Expiration Date and satisfaction in full of all Lessee Obligations, but Lessee may require the application of any available Collateral to satisfy the Obligations on and subject to the conditions set forth in Section 3.23, and Lessee may substitute Collateral to the extent permitted by Section 7.1(c).  At the time Lessee delivers any Cash Collateral to Agent pursuant to this Section 7.1(b), Lessee also shall deliver to Lessor a favorable written opinion of its counsel, in form and substance reasonably satisfactory to Lessor and Agent but subject to customary qualifications and assumptions, to the effect that the Cash Collateral Agreement is a legal, valid and binding agreement of Lessee, enforceable in accordance with its terms, and that Lessor has a perfected security interest in the Cash Collateral.

(c)

Substitution of Collateral.  If Lessee has delivered a Cash Collateral Agreement and Cash Collateral at the Closing Date or has during the Term (subject to the provisions of this Section 7.1(c)) has substituted a Cash Collateral Agreement and Cash Collateral for a Letter of Credit, Lessee may at any time thereafter during the Term so long as no Potential Lease Default exists under any of the Operative Documents substitute a new Letter of Credit in place of such Cash Collateral Agreement and Cash Collateral on ten (10) Business Days prior written notice to Lessor and Agent.  If at the Closing Date or at any time during the Term Lessee has delivered a Letter of Credit to Lessor in satisfaction of Lessee's obligations under this Section 7.1, not later than twenty (20) Business Days before expiration of such Letter of Credit Lessee shall deliver to Lessor a replacement Letter of Credit.  Notwithstanding the immediately preceding sentence, if at the Closing Date or at any time during the Term Lessee has delivered a Letter of Credit to Lessor in satisfaction of Lessee's obligations under this Section 7.1, Lessee may replace such Letter of Credit with Cash Collateral under and pursuant to a Cash Collateral Agreement delivered to Agent not later than one hundred twenty (120) days before expiration of such Letter of Credit; however, during such one hundred twenty (120) day period, Agent will  have the benefit of both the Cash Collateral and the Letter of Credit to be replaced, and if bankruptcy or other legal proceedings are instigated or continued by or against Lessee during such period, leaving Agent unsure whether the pledge of the Cash Collateral will be effective to secure Lessee’s Obligations, then Agent may draw upon such Letter of Credit before it expires.  Any failure of Lessee to deliver either (i) a replacement Letter of Credit at least twenty (20) Business Days prior to the expiration of an existing Letter of Credit or (ii) Cash Collateral pledged pursuant to such a Cash Collateral Agreement at least one hundred twenty (120) days prior to the expiration of an existing Letter of Credit will constitute a Lease Event of Default, whereupon Agent or Lessor may immediately draw upon the existing Letter of Credit.

Section 7.2	Lessor Obligations to Participants. The obligations of Lessor to the Participants under the Operative Documents shall be secured by the Mortgage and the Assignment of Lease.

21.

SECTION 8

REPRESENTATIONS

Section 8.1	Representations of Lessor. Lessor represents and warrants to each of the other parties hereto as follows:

(a)

Due Organization, Etc.   It is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to enter into and perform its obligations under each of the Operative Documents to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Document to which it is or will be a party.

(b)

Authorization; No Conflict.   The execution, delivery and performance of each Operative Document to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any current United States, Colorado or California law, governmental rule or regulation, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its articles of incorporation or by-laws, or any indenture, mortgage, deed of trust, conditional sales contract, credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected or (iv) does or will require any Governmental Action by any Governmental Authority, except such as have been obtained on Lessee's or Lessor's behalf.

(c)

Enforceability, Etc.   Each Operative Document to which Lessor is or will be a party has been duly executed and delivered by Lessor and each such Operative Document to which Lessor is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against Lessor in accordance with the terms thereof, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting creditors' rights or by general equitable principles.

(d)

Litigation.   There is no action or proceeding pending or, to its knowledge, threatened to which it is a party, before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Documents to which it is a party, would have a material adverse effect on the financial condition of Lessor or would question the validity or enforceability of any of the Operative Documents to which it is or will become a party.

22.

(e)

Assignment.   It has not assigned or transferred any of its right, title or interest in or under the Lease except to Agent, for the benefit of the Participants, in accordance with this Participation Agreement and the other Operative Documents.

(f) Defaults. No Potential Lease Default or Lease Event of Default under the Operative Documents attributable to it has occurred and is continuing.

(g) Use of Proceeds. The proceeds of the purchase of the Participation Interests shall be applied by Lessor solely in accordance with the provisions of the Operative Documents.

(h)

Securities Act.  Neither Lessor nor any Person authorized by Lessor to act on its behalf has offered or sold any interest in the Lease, or in any similar security relating to the Property, or in any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person other than Agent and the Participants, and neither Lessor nor any Person authorized by Lessor to act on its behalf will take any action which would subject the issuance or sale of any interest in the Lease or the Property to the provisions of Section 5 of the Securities Act or require the qualification of any Operative Document under the Trust Indenture Act of 1939, as amended.

(i)

Chief Place of Business.   Lessor's chief place of business, chief executive office and office where the documents, accounts and records relating to the transactions contemplated by this Participation Agreement and each other Operative Document are kept are located at 66 Pearl Street, Albany, New York 12207.

(j)

Federal Reserve Regulations.  Lessor is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the purchase of the Participation Interests will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U, or X of the Board.

(k) Investment Company Act. Lessor is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act.

(l)

No Plan Assets.  Lessor is not acquiring its interests in the Property with the assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

(m)

Equity Source.   The source of its 3.5% minimum equity investment in the Tranche C Participation Interest is full recourse debt, the obligee of which is KeyBank National Association, the ultimate parent of Lessor; (ii) Lessor will not obtain residual insurance or any other residual guarantee to ensure recovery of its equity investment; and (iii) Lessor will bear the loss attributable to any decline in the fair value of the residual interest (to the extent, if any, such loss is not recovered from payments required by the terms of the Lease) and has, and is expected to continue to have during the term of the Lease, other significant assets, in addition to and of a value that exceeds its equity investment, that are at risk.

23.

Section 8.2	Representations of the Participants. Each Participant represents and warrants to Lessor, each of the other Participants and Lessee as follows:

(a)

No Plan Assets.  Such Participant is not and will not be funding its purchase of a Participation Interest hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).  The advancing of any amount with respect to its Participation Interest on any Funding Date shall constitute an affirmation by the subject Participant of the preceding representation and warranty.

(b)

Due Organization, Etc.  It is either (i) a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation, or (ii) a national banking association duly organized and validly existing under the laws of the United States or (iii) a banking corporation duly organized and validly existing under the laws of the jurisdiction of its organization, and, in each case, has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Operative Documents to which it is a party.

(c)

Authorization; No Conflict.  The execution, delivery and performance of each Operative Document to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any current law, governmental rule or regulation of the United States or the state or country of its organization, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its certificate of incorporation or bylaws, articles of association or other organizational documents or any indenture, mortgage, deed of trust, conditional sales contract, credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected or (iv) does or will require any Governmental Action by any Governmental Authority.

(d)

Enforceability, Etc.  Each Operative Document to which it is a party has been, or on or before the Closing Date or applicable Funding Date or Land Interest Acquisition Date will be, duly executed and delivered by it and each such Operative Document to which it is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting creditors' rights or by general equitable principles.

(e)

Litigation.  There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that is reasonably likely to be adversely determined and, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Documents to which it is a party.

24.

Section 8.3	Representations of Lessee. Lessee represents and warrants to each of the other parties hereto that:

(a)

Corporate Status.  Lessee (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has duly qualified and is authorized to do business and has obtained a certificate of authority to transact business as a foreign corporation in the States of California and Colorado and in each other jurisdiction where the failure to so qualify is reasonably likely to be Material.

(b)

Corporate Power and Authority.  Lessee has corporate power and authority to execute, deliver and carry out the terms and provisions of the Operative Documents to which it is or will be a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Operative Documents to which it is or will be a party and has or will have duly executed and delivered each Operative Document required to be executed and delivered by it and, assuming the due authorization, execution and delivery thereof on the part of each other party thereto, each such Operative Document constitutes or will constitute a legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

(c)

No Violation.  Neither the execution, delivery and performance by Lessee of the Operative Documents to which it is or will be a party nor compliance with the terms and provisions thereof, nor the consummation by Lessee of the transactions contemplated therein (i) will result in a violation by Lessee of any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality having jurisdiction over Lessee or the Property that would (x) adversely affect the validity or enforceability of the Operative Documents to which Lessee is a party, or the title to, or value or condition of, the Property, or (y) have a Material Adverse Effect on the consolidated financial position, business or consolidated results of operations of Lessee, or (z) have an adverse effect on the ability of Lessee to perform its obligations under the Operative Documents, (ii) will conflict with or result in any breach under, or (other than pursuant to the Operative Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Lessee pursuant to the terms of, any indenture, loan agreement or other agreement for borrowed money to which Lessee is a party or by which it or any of its property or assets is bound or to which it may be subject (other than Permitted Liens), or (iii) will violate any provision of the certificate or articles of incorporation or bylaws of Lessee.

(d)

Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Lessee, threatened (i) that are reasonably likely to have a Material Adverse Effect or (ii) that question the validity of the Operative Documents or the rights or remedies of Lessor, Agent or the Participants with respect to Lessee or the Property under the Operative Documents.

25.

(e)

Governmental Approvals.  No Governmental Action by any Governmental Authority having jurisdiction over Lessee or the Property is required to authorize or is required in connection with (i) the execution, delivery and performance by Lessee of any Operative Document or (ii) the legality, validity, binding effect or enforceability against Lessee of any Operative Document, except for the filing or recording of the Operative Documents hereof with the appropriate Governmental Authorities.

(f) Investment Company Act. Lessee is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act.

(g)

Public Utility Holding Company Act.  Lessee is not a "holding company, or a "subsidiary company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(h)

Accuracy of Information Furnished.  None of the Operative Documents and none of the other certificates, statements or information furnished to Lessor, Agent or any Participant by or on behalf of Lessee or any of its Subsidiaries in connection with the Operative Documents or the transactions contemplated thereby (taken together with all such Operative Documents, certificates, statements or information) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood by Lessor, Agent or any Participant that the projections and forecasts provided by Lessee are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(i)

Taxes.  All United States federal income tax returns and all other Material tax returns which are required to have been filed have been or will be prepared in accordance with applicable law and filed by or on behalf of Lessee by the respective due dates, including extensions, and all taxes due with respect to Lessee pursuant to such returns or pursuant to any assessment received by Lessee have been or will be paid.  The charges, accruals and reserves on the books of Lessee in respect of taxes or other governmental charges are, in the opinion of Lessee, adequate.

(j)

Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all Material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

26.

(k)

Environmental and Other Regulations.  Except as set forth in Schedule IV attached hereto, Lessee and the Property are in compliance with all Environmental Laws relating to pollution and environmental control or employee safety in the jurisdiction in which the Property is located and in all other domestic jurisdictions, other than, with respect to such other jurisdictions, those Environmental Laws the non-compliance with which would not have a Material Adverse Effect.

(l)

Offer of Securities, Etc.  Neither Lessee nor any Person authorized to act on their behalf has, directly or indirectly, offered any interest in the Property or the Lease or any other interest similar thereto (the sale or offer of which would be integrated with the sale or offer of such interest in the Property or the Lease), for sale to, or solicited any offer to acquire any of the same from, any Person other than the Participants, Lessor and other "accredited investors" (as defined in Regulation D of the Securities and Exchange Commission).

(m)

Financial Statements.  The audited Financial Statements of Lessee and its consolidated Subsidiaries as of March 31, 2002, and the related consolidated statements of income, shareholder's equity and cash flows for the fiscal year then ended, reported on by Ernst & Young, LLP, and the unaudited Financial Statements for the quarter ended September 30, 2002 copies of which have been delivered to each of Lessor, the Participants and Agent, present fairly in all material respects, in conformity with generally accepted accounting principles, the financial position of Lessee as of such date and its results of operations and cash flows for such fiscal year.  Since the date of the audited Financial Statements, there has been no event or circumstance which has a Material Adverse Effect.

(n)

No Violation or Default.  Neither Lessee nor any of Lessee's Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person, where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.  Without limiting the generality of the foregoing, neither Lessee nor any of Lessee's Subsidiaries (A) is in violation of any Environmental Laws, (B) to the best of Lessee's knowledge, has any liability or potential liability under any Environmental Laws or (C) has received written notice or other written communication of an investigation or is under investigation by any Governmental Authority having jurisdiction over Lessee or any of Lessee's Subsidiaries having authority to enforce Environmental Laws, where, in each case, such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect, nor, to the best of Lessee's knowledge, have any Hazardous Materials been released or disposed of on any of the properties owned by Lessee or Lessee's Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Lease Event of Default or Potential Lease Default has occurred and is continuing.

(o)

Title; Possession Under Leases.  Lessee and Lessee's Subsidiaries (i) own and have good title (without regard to minor defects of title), or leasehold interests in, all their other respective properties and assets which are material to the business of Lessee and its Subsidiaries taken as a whole as reflected in the most recent Financial Statements delivered to Agent (except those assets and properties disposed of since the date of such Financial Statements in compliance with this Participation Agreement) and (ii) own and have good title (without regard to minor defects of title) to, or leasehold interests in, all respective properties and assets acquired by Lessee and Lessee's Subsidiaries since such date which are material to the business of Lessee and its Subsidiaries taken as a whole (except those assets and properties disposed of in compliance with this Participation Agreement).  Such assets and properties are subject to no Lien, except for Permitted Liens.

27.

(p)

Patent and Other Rights.  Lessee and Lessee's Subsidiaries own or license under validly existing agreements (or could obtain such ownership, possession or license on terms not materially adverse to Lessee and its Subsidiaries, taken as a whole, and under circumstances that could not reasonably be expected to have a Material Adverse Effect), and have the full right to license without the consent of any other Person, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are material to conduct the businesses of Lessee and its Subsidiaries (taken as a whole) as now conducted.

(q)

Solvency, Etc.  Lessee and each of its Material Subsidiaries is Solvent and, after the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(r)

Catastrophic Events.  Neither Lessee nor any of Lessee's Subsidiaries and none of their properties is affected by any fire, explosion, strike, lockout or other labor dispute, earthquake, embargo or other casualty that is reasonably likely to have a Material Adverse Effect.  As of the Closing Date, there are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Lessee or any of Lessee's Subsidiaries is a party, an there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Lessee, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate are reasonably likely to have a Material Adverse Effect.

(s)

Disclosure.  No statement, information, report, representation, or warranty made by the Lessee in any Operative Document or furnished to the Agent, the Lessor or any Participant in connection with any Operative Document contains any untrue statement of a material fact or, when viewed together with the Lessee's periodic reports filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, omits to state any material fact necessary to make the statements herein or therein not misleading.

Section 8.4	Representations of Lessee With Respect to the Property on the Closing Date. Lessee hereby represents and warrants as follows:

(a)

Property.  The Property consists of the Land Interest, and the Improvements and Equipment thereon and all Appurtenant Rights thereto.  Such Property is located in the State of Colorado.  The use of the Property by Lessee and its agents, assignees, employees, invitees, lessees, licensees, contractors and tenants complies in all material respects with all Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, all zoning and land use laws and Environmental Laws) and Insurance Requirements, except for such Requirements of Law as Lessee shall be contesting in good faith by appropriate proceedings.  The Improvements on such Property do not encroach in any manner onto any adjoining land (except as permitted by express written easements or as insured by appropriate title insurance) and the Property complies in all Material respects with all applicable Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, all applicable Environmental Laws and building, planning, zoning and fire codes).  The Improvements including, without limitation, structural members, the plumbing, heating, air conditioning and electrical systems thereof, and all water, sewer, electric, gas, telephone and drainage facilities are, in all material respects,  in first class working condition and fit for use as administration, manufacturing design and warehouse facilities, and all other utilities required to adequately service the Improvements for their intended use are available and "tapped on" and hooked up pursuant to adequate permits (including any that may be required under applicable Environmental Laws).  There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best of Lessee's knowledge, threatened with respect to Lessee, its Affiliates or such Property which adversely affects the title to, or the use, operation or value of, the Property.  As of the Closing Date, no fire or other casualty with respect to the Property shall have occurred.  The Property has available all material services of public facilities and other utilities necessary for use and operation of such facility and the other Improvements for their primary intended purposes, including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access to such facility from publicly dedicated streets and public highways for pedestrians and motor vehicles.  All utilities serving such Property are located in, and vehicular access to the Improvements on such Property is provided by, either public rights-of-way abutting such Property or Appurtenant Rights.  All material licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from such Property have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, prior to commencing any such construction or use and operation, as applicable and will in each case be maintained by Lessee during the periods for which they are required by Applicable Law or such Governmental Authorities.

28.

(b) Title. Lessor has fee simple title in the Land Interest and any Improvements and has the right to grant the Mortgage on the Property.

(c) Insurance. Lessee has obtained insurance coverage covering the Property which meets the requirements of Article XIV of the Lease, and such coverage is in full force and effect.

(d)

Lease.  On the Closing Date:

(i)     Lessee has a valid leasehold interest in the Property, subject only to the Permitted Exceptions;

(ii)     Lessee's obligation to pay Rent is an independent covenant and no right of deduction or offset will exist with respect to any Rent or other sums payable under the Lease; and

(iii)    no Rent under the Lease has been prepaid and Lessee will have no right to prepay the Rent, except as specifically set forth in the Lease.

29.

(e)

Protection of Interests.   (i) On the Closing Date, the Assignment of Lease and Consent to Assignment and the Mortgage are each in a form sufficient, and have been recorded in all recording offices necessary, to grant perfected first priority liens on the Property to Agent or Lessor, as the case may be, (ii) Agent Financing Statements are each in a form sufficient, and have been filed in all filing offices necessary, to create a valid and perfected first priority security interest in Lessor's interest in all Equipment, if any, to be located on the Property and the Improvements; and (iii) Lessor Financing Statements are each in a form sufficient, and have been filed in all filing offices necessary, to perfect Lessor's interest under the Lease to the extent the Lease is a security agreement.

(f)

Flood Hazard Areas.  No portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if any portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for the Property or such portion thereof in accordance with Section 14.2(b) of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

(g)

Conditions Precedent.  All conditions precedent contained in this Participation Agreement and in the other Operative Documents relating to the refinancing of the Property by Lessor have been satisfied in full or waived.

SECTION 9

PAYMENT OF CERTAIN EXPENSES

Lessee agrees, for the benefit of Lessor, Agent and the Participants, that:

Section 9.1	Transaction Expenses.

(a)

Lessee shall pay, or cause to be paid, from time to time all Transaction Expenses in respect of the transactions consummated on the Closing Date, it being understood and agreed that neither Agent, Lessor nor any Participant shall be required to advance any Transaction Expenses in connection with the closing.

(b)

Lessee shall pay or cause to be paid (i) all Transaction Expenses of Lessor, (ii) the Administrative Fee, (iii) all Transaction Expenses reasonably incurred by Lessee, Agent or Lessor in entering into any future amendments or supplements with respect to any of the Operative Documents, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers or consents hereto or thereto, in each case (except after the occurrence of a Lease Event of Default) which have been requested by or approved by Lessee, (iv) all Transaction Expenses incurred by Lessor, Lessee or Agent in connection with any purchase of the Property by Lessee or other Person pursuant to Articles XVI, XVII, XX or XXII of the Lease, and (v) all Transaction Expenses incurred by any of the other parties hereto in respect of enforcement of any of their rights or remedies against Lessee in respect of the Operative Documents.

Section 9.2

Brokers' Fees and Stamp Taxes.  Lessee shall pay or cause to be paid any brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.

30.

SECTION 10

OTHER COVENANTS AND AGREEMENTS

Section 10.1

Affirmative Covenants of Lessee.  So long as this Participation Agreement is in effect, Lessee shall, and shall (except in the case of Lessee's reporting covenants set forth in Sections 10.1(a), 10.1(b)(i) and 10.1(b)(ii)) cause each Subsidiary, to:

(a) Financial Statements. Deliver to Agent and each Participant, in form and detail satisfactory to Agent and the Required Participants:

(i)     as soon as available, but in any event within (A) ninety (90) days after the end of each fiscal year of Lessee, or, (B) if Lessee has been granted an extension by the Securities and Exchange Commission permitting the late filing by Lessee of any annual report on form 10-K, the earlier of (x) 120 days after the end of each fiscal year of Lessee or (y) the last day of any such extension, a consolidated balance sheet of Lessee and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Participants;

(ii)    as soon as available, but in any event within (A) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Lessee, or, (B) if Lessee has been granted an extension by the Securities and Exchange Commission permitting the late filing by Lessee of any quarterly report on form 10-Q, the earlier of (x) sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Lessee or (y) the last day of any such extension, a consolidated balance sheet of Lessee and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Lessee's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Lessee as fairly presenting the financial condition, results of operations and cash flows of Lessee and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(iii)    Reports required to be delivered pursuant to clauses (i) and (ii) of this Section 10.1(a) shall be deemed to have been delivered on the date on which Lessee posts such reports on Lessee's website on the Internet at the website address listed on Schedule III hereof or when such report is posted on the Securities and Exchange Commission's website at www.sec.gov.; provided that (A) Lessee shall deliver paper copies of the reports referred to in such clauses (i) and (ii) of this Section 10.1(a) to Agent or any Participant who requests Lessee to deliver such paper copies until written request to cease delivering paper copies is given by Agent or such Participant, (B) Lessee shall notify Agent and the Participants of the posting of any such new material, and (C) in every instance Lessee shall provide paper copies of the Compliance Certificates required by clause (i) of Section 10.1(b) to Agent and each Participant.  Except for the Compliance Certificates referred to in such clause (i) of Section 10.1(b), Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to in clauses (i) and (ii) of this Section 10.1(a), and in any event shall have no responsibility to monitor compliance by Lessee with any such request for delivery, and each Participant shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

31.

(b) Certificates, Notices and Other Information. Deliver to Agent and each Participant, in form and detail satisfactory to Agent and the Required Participants:

(i)      concurrently with the delivery of the Financial Statements referred to in clauses (i) and (ii) of Section 10.1(a), a duly completed Compliance Certificate signed by a Responsible Officer of Lessee;

(ii)     monthly on or before the tenth Business Day of each calendar month, certified copies of reports or account statements signed by a Responsible Officer of Lessee detailing (i) the total amount of unrestricted cash (and cash equivalents) held by Lessee and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding calendar month. ("Consolidated Cash Balance"), and (ii) the portion(s) of such Consolidated Cash Balance deposited in domestic accounts subject to any deposit account control agreement agreements;

(iii)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Lessee, and copies of all annual, regular, periodic and special reports and registration statements which Lessee may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

(iv)    promptly after the occurrence thereof, notice of any Potential Lease Default or Lease Event of Default;

(v)     notice of any change in accounting policies or financial reporting practices by Lessee or any Subsidiary that is material to Lessee or to Lessee and its Subsidiaries on a consolidated basis;

(vi)    promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Lessee where the reasonably expected damages to Lessee exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, has a Material Adverse Effect;

32.

(vii)    promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(viii)   promptly after the occurrence thereof, notice of any Material Adverse Effect; and

(ix)     promptly, such other data and information as from time to time may be reasonably requested by Agent, or, through Agent or any Participant.  Notwithstanding any provision of this Participation Agreement to the contrary, so long as no Potential Lease Default or Lease Event of Default shall have occurred and be continuing, neither Lessee nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (A) constitutes non-financial trade secrets or non-financial proprietary information, or (B) the disclosure of which to any Participant, or their designated representative, is then prohibited by law or any agreement binding on Lessee or any of its Subsidiaries that was not entered into by Lessee or any such Subsidiary for the purpose of concealing information from the Participants.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Lessee setting forth details of the occurrence referred to therein and stating what action Lessee has taken and proposes to take with respect thereto.  The annual reports, proxies, financial statements or other communications required by Section 10.1(b)(iii) above shall be deemed to have been delivered on the date on which Lessee posts such reports on Lessee’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov.; provided that (y) Lessee shall deliver paper copies of the reports referred to in Section 10.1(b)(iii) to Administrative Agent or any Lender who requests Lessee to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender, and (z) Lessee shall notify Administrative Agent and Lenders of the posting of any such new material.  Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports and communications referred to in Section 10.1(b)(iii), and in any event shall have no responsibility to monitor compliance by Lessee with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports and communications.

(c)

Payment of Taxes.  Pay and discharge when due all material taxes, assessments, and governmental charges, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term and except as otherwise provided in Section 13 hereof or Article XIII of the Lease.

(d)

Preservation of Existence.  Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) as permitted by Section 10.2(c), or (ii) where failure to do so cannot reasonably be expected to have a Material Adverse Effect.

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(e)

Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(f)

Maintenance of Insurance.  Maintain liability and casualty insurance with responsible insurance companies satisfactory to Agent in such amounts and against such risks as is customary for similarly situated businesses.

(g) Compliance with Requirements of Law.

(i)     Comply with all Requirements of Law, noncompliance with which would not reasonably to be expected to have a Material Adverse Effect; and

(ii)    conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

(h)

Inspection Rights.  At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Agent or any Participant, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Lessee's records and books of account and to visit and inspect its properties and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Agent or any Participant true copies of all financial information and internal management reports made available to their senior management.  Notwithstanding any provision of this Agreement to the contrary, so long as no Potential Lease Default or Lease Event of Default shall have occurred and be continuing, neither Lessee nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to the Lessor, Agent or any Participant, or their designated representative, is then prohibited by law or any agreement binding on Lessee or any of its Subsidiaries that was not entered into by Lessee or any such Subsidiary for the purpose of concealing information from the Lessor, Agent or any Participant.  Lessee shall, however, furnish to Agent such information concerning Lessee's intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Agent (on behalf of itself and the other Participants) to perfect a security interest in such intellectual property.

(i)

Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Lessee or any applicable Subsidiary.

(j)

Compliance with ERISA.  Cause, and cause each of its ERISA Affiliates to:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (iii) make all required contributions to any Plan subject to Section 412 of the Code.

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(k)

Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (i) the nonperformance of which would not cause a Potential Lease Default or Lease Event of Default, (ii) then being contested by any of them in good faith by appropriate proceedings, or (iii) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(l)

ALTA Survey.  Not later than January 15, 2003, Lessee shall have delivered to Agent for the benefit of Lessor and the Participants an ALTA/ACSM (1992)(Urban) Survey of the Property, including Table A numbers 1, 2, 3, 4, 6, 8, 9, 10 and 11, certified to Lessor, the Participants and the title company and otherwise in form reasonably acceptable to the Participants, together with endorsements to the title insurance policies delivered pursuant to Section 6.1(e) hereof removing any survey exceptions, adding endorsements that the real property shown on such Survey is identical to the Property and such other endorsements as Lessor, Agent and the Participants may reasonably require.

Section 10.2	Negative Covenants of Lessee. So long as this Participation Agreement is in effect, Lessee shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for the following ("Permitted Indebtedness"):

(i)     The obligations of Lessee under the Operative Documents and the Loan Documents;

(ii)     Indebtedness outstanding on the date hereof and listed on Schedule 10.2 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, and (ii) the material terms of any such refinanced, refunded, renewed or extended Indebtedness shall be no less favorable to Lessee than the terms of such Indebtedness  immediately prior to such refinancing, refunding, renewal or extension;

(iii)    Ordinary Course Indebtedness;

(iv)    Indebtedness of Lessee under the Convertible Subordinated Debentures;

(v)    Indebtedness of Lessee under any letter of credit facility other than a Letter of Credit (a "Permitted LC Agreement"); provided that (A) the sum at any time of the aggregate face amount of all letters of credit issued and outstanding under all Permitted LC Agreements, plus the aggregate amount of all unremedied drawings under such letters of credit, does not exceed $10,000,000, and (B) the Indebtedness of Lessee under any Permitted LC Agreement is at all times either unsecured or secured by Liens permitted pursuant to Section 10.2(b).

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(vi)    Indebtedness of Lessee and its Subsidiaries under loans and Capital Leases incurred by Lessee or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, "soft costs" and proceeds thereof), provided that in each case, (A) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, and (B) such Indebtedness does not exceed the purchase price of the property so financed;

(vii)    Indebtedness of Lessee and any of its Subsidiaries under Synthetic Lease Obligations;

(viii)   Indebtedness of Lessee and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by clauses (v), (vi) and (vii) above, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the material terms of any such refinanced, refunded, renewed or extended indebtedness shall be no less favorable to Lessee than the terms of such Indebtedness immediately prior to such refinancing, refunding, renewal, or extension;

(ix)    Indebtedness of Lessee to any of Lessee's Subsidiaries, Indebtedness of any of Lessee's Subsidiaries to Lessee or Indebtedness of any of Lessee's Subsidiaries to any of Lessee's other Subsidiaries;

(x)     Subordinated Indebtedness of Lessee to any Person, provided that (A) such Indebtedness contains subordination provisions no less favorable to Agent and the Participants than those set forth in Exhibit O or as otherwise approved by the Required Participants and (B) the aggregate principal amount of all Subordinated Debt of Lessee outstanding (including the Convertible Subordinated Debentures) does not exceed $350,000,000 at any time, and

(xi)    Other Indebtedness not included in (i) through (xi) above and not exceeding, in the aggregate at any time, ten percent (10%) of the total consolidated assets of Lessee and its Subsidiaries determined as of the end of the most recent fiscal quarter.

(b) Liens. Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following ("Permitted Liens"):

(i)     Liens in favor of any of Agent or any Participant securing the obligations of Lessee under the Operative Documents;

(ii)    Liens existing on the date hereof and listed on Schedule 10.2 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2(a);

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(iii)     Ordinary Course Liens;

(iv)     Liens securing Investments which constitute Permitted Investments under Section 10.1(p);

(v)      Liens on cash or cash equivalents securing reimbursement obligations of Lessee under letters of credit (other than any Letters of Credit) in an aggregate amount of all such cash and cash equivalents not to exceed $10,000,000;

(vi)     Liens on the property or assets of any corporation which becomes a Subsidiary of Lessee after the date of this Participation Agreement, provided that (A) such Liens exist at the time such corporation became a Subsidiary, and (B) such Liens were not created in contemplation of such acquisition by Lessee;

(vii)    Rights of vendors or lessors under conditional sale agreements, Capital Leases or other title retention agreements, provided that in each case, (A) such rights secure or otherwise relate to Permitted Indebtedness, (B) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (z) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(viii)    Liens securing Indebtedness and any related obligations of Lessee or any of its Subsidiaries which constitutes Permitted Indebtedness under clause (vi) of Section 10.2(a) (or refinancings of such Indebtedness under clause (viii) of Section 10.2(a)), provided that such Liens cover only those assets subject to Synthetic Lease Obligations (together with accessions, additions, replacements and proceeds thereof);

(ix)     Liens incurred in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Lessee and its Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses;

(x)      Liens in favor of the Lenders in connection with the letter of credit cash collateral account established in accordance with the Loan Documents;

(xi)     Liens arising in connection with judgments not constituting a Lease Event of Default; and

(xii)     Liens not otherwise permitted hereunder on the property or assets of Lessee and any of its Subsidiaries securing (A) borrowed money Indebtedness or (B) all obligations of Lessee arising other than in connection with any securitization which are evidenced by bonds, debentures, notes or other similar instruments, provided that, in each case, the aggregate principal amount of all Indebtedness secured by such Liens does not exceed at any time ten percent (10%) of the Consolidated Tangible Net Worth of Lessee and its Subsidiaries determined as of the end of the fiscal quarter immediately preceding the date of determination;

37.

(c)

Fundamental Changes.  Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(i)      any Subsidiary may merge with (A) Lessee, provided that Lessee shall be the continuing or surviving corporation, (B) any one or more Subsidiaries, and (C) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary;

(ii)     any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Lessee or to another Subsidiary;

(iii)    Lessee may merge into or consolidate with any other Person, provided that (A) Lessee is the surviving corporation, and (B) immediately after giving effect to such merger or consolidation, no Potential Lease Default or Lease Event of Default shall have occurred and be continuing; and

(iv)    any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 10.2(d) or an Investment otherwise permitted under Section 10.2(e) and immediately after giving effect to such merger or consolidation, no Potential Lease Default or Lease Event of Default shall have occurred and be continuing.

(d) Dispositions. Make any Dispositions, except:

(i)     Ordinary Course Dispositions;

(ii)    Dispositions permitted by Section 10.2(c);

(iii)    Dispositions permitted by the Lease; and

(iv)    Dispositions not otherwise permitted hereunder provided that such Dispositions do not exceed in the aggregate 10% of the Consolidated Tangible Net Worth for the fiscal quarter ending December 31, 2002 as determined in the financial statements delivered in accordance with Section 10.1(a).

(e) Investments. Make any Investments, except for the following ("Permitted Investments"):

(i) Investments existing on September 30, 2002; (ii) Ordinary Course Investments; (iii) Investments permitted by Section 10.2(a) or Section 10.2(c);
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(iv)     Investments arising from rights received by Lessee and its Subsidiaries upon the required payment of any permitted contingent obligations of Lessee and its Subsidiaries;

(v)      Investments in the nature of Acquisitions, provided that the aggregate amount of such Acquisitions in any period of four consecutive fiscal quarters does not exceed ten percent (10%) of Consolidated Tangible Net Worth as determined as of the fiscal quarter immediately preceding the date of determination;

(vi)     Investments of Lessee and its Subsidiaries in Swap Contracts, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

(vii)    Investments not otherwise permitted hereunder, provided that the aggregate amount of such other Investments made after September 30, 2002 (less any return on any such Investments) does not exceed ten percent (10%) of Consolidated Tangible Net Worth as determined as of the fiscal quarter immediately preceding the date of determination.

(f) Restricted Payments. Make any Restricted Payments, except as follows:

(i)      Lessee may pay dividends or other distributions payable solely in shares of capital stock of Lessee or any Subsidiary or payable by any Subsidiary to Lessee or another Subsidiary;

(ii)     Lessee may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(iii)    Lessee may make Restricted Payments in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its employees, officers or directors;

(iv)    Lessee may make Restricted Payments with the Net Security Proceeds received from a substantially concurrent issuance of Equity Securities or capital stock or with its Equity Securities or capital stock or Lessee may convert any Equity Securities in accordance with their terms into other Equity Securities, provided, however, that the cash amount of any such Restricted Payment shall be limited to the cash portion of the Net Proceeds received from the concurrent issuance of Equity Securities or capital stock;

(v)    Lessee may purchase Equity Securities pursuant to one or more stock repurchase programs, provided that (A) no Potential Lease Default or Lease Event of Default shall have occurred and be continuing, (B) after giving effect to any such repurchases Lessee shall be in compliance with Section 10.2(k), and (C) when combined with the amount of all dividends, purchases or redemptions made under Section 10.2(f)(vi), the total of all such purchases of Equity Securities shall not exceed the sum of $5,000,000 in the aggregate over the life of this Agreement; and

(vi)    Lessee may declare or pay any dividends in respect of its Equity Securities or purchase or redeem shares of its Equity Securities or make distributions to shareholders not otherwise permitted hereunder, provided that (i) the aggregate amount paid or distributed in any period of four consecutive quarters (excluding any amounts covered by clause (ii) above) does not exceed five percent (5%) of Consolidated Tangible Net Worth as determined as of the fiscal quarter immediately preceding the date of determination; and (ii) when combined with the amount of all purchases of Equity Securities made under Section 10.2(f)(v), the total of all such dividends, purchases or redemptions shall not exceed the sum of $5,000,000 in the aggregate over the life of this Agreement.

39.

(g)

ERISA.  At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Requirements of Law; or (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

(h)

Change in Nature of Business.  Engage, either directly or indirectly through Affiliates, in any line of business other than the digital storage business, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Lessee, appropriate extensions thereof.

(i)

Transactions with Affiliates.   Enter into any transaction of any kind with any Affiliate (other than transactions among Lessee or any of its Subsidiaries and any Subsidiary) of Lessee other than arm's-length transactions with Affiliates that are otherwise permitted hereunder.

(j)

Certain Indebtedness Payments, Etc.  Neither Lessee nor any of its Subsidiaries shall pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Subordinated Debt except as otherwise permitted under this Section 10.2(j); amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (i) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased as a consequence of such amendment, modification or change, (ii) cause the subordination provisions applicable to such Subordinated Debt to be less favorable to Agent and the Participants than those set forth on Exhibit O, (iii) increase the interest rate applicable thereto, or (iv) accelerate the scheduled payment thereof.  Lessee shall not cause or permit any of its obligations, except the obligations constituting Senior Indebtedness to constitute "Designated Senior Indebtedness" under the Indenture governing the Convertible Subordinated Debentures (it being understood that the obligations of Lessee under the Operative Documents shall at all times constitute "Designated Senior Indebtedness" thereunder).  Notwithstanding the foregoing, Lessee may conduct an exchange offer (whether public, private or on a 3(a)(9) basis) of all or part of the Lessee’s Convertible Subordinated Debentures for one or more of the following: (a) new securities (“New Securities”) that are subordinated in right of payment to the obligations of Lessee under the Operative Documents to the same extent as the existing Convertible Subordinated Debentures; provided that (w) the aggregate annual interest obligation of Lessee under the New Securities shall be equal to or less than the aggregate annual interest obligation under the existing Convertible Subordinated Debentures, (x) the maturity date of the New Securities shall not be earlier than the maturity date of the existing Convertible Subordinated Debentures, (y) the total principal amount of the obligations represented by Lessee's Subordinated Debt shall not be increased by means of any exchange of New Securities for all or part of the Lessee’s Convertible Subordinated Debentures and (z) the New Securities shall not permit any amortization of the principal amount of the obligations represented thereby prior to the maturity of the existing Convertible Subordinated Debentures; or (b) new securities issued by Maxtor ("Maxtor Securities").  No exchange or series of exchanges of New Securities or Maxtor Securities for all or any part of Lessee’s Convertible Subordinated Debentures pursuant to this Section 10.2(j) shall be deemed to permit any reduction in the amount of Maxtor's reimbursement obligations under the Maxtor Reimbursement Agreement except on a dollar-for-dollar basis to the extent that the obligations represented by Lessee's Subordinated Debt are reduced by means of such exchange or series of exchanges.  Lessee may (A) convert, or honor a conversion request with respect to, any such Subordinated Debt into Equity Securities of Lessee in accordance with the terms thereof, (B) pay cash to holders of such Subordinated Debt in connection with such a conversion but solely to the extent representing the value of any fractional shares; and (C) make other payments, repayments, redemptions, purchases, defeasance or other satisfaction of Subordinated Debt not to exceed $5,000,000 in the aggregate.

40.

(k) Financial Covenants.

(i)  Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth on the last day of any fiscal quarter commencing with the fiscal quarter ended December 31, 2002, to be less than $190,000,000.

(ii)  Minimum Quick Ratio.   Permit the Quick Ratio determined as of the last day of any fiscal quarter of Lessee (commencing with the quarter ending December 31, 2002) to be less than 1.00:1.00.

(iii)  Adjusted Leverage Ratio.  Permit the Adjusted Leverage Ratio, determined as of the last day of any fiscal quarter of Lessee, commencing with the fiscal quarter ending June 30, 2003 (measured on a rolling four quarter basis for the four fiscal quarters ending on such dates), to be greater than the following:  (i) for the fiscal quarters ending June 30, 2003 and September 30, 2003, 2.50:1.00; and (ii) for the fiscal quarters ending December 31, 2003 and all fiscal quarters thereafter, 2.00:1.00.

(iv)  Minimum Consolidated EBITDA.  Permit Consolidated EBITDA, determined as of the last day of any fiscal quarter of Lessee commencing with the fiscal quarter ending December 31, 2002, to be less than the following: (i) for the fiscal quarter ending December 31, 2002, $1.00; (ii) for the fiscal quarter ending March 31, 2003, $18,000,000; (iii) for the fiscal quarter ending June 30, 2003, $14,000,000; (iv) for the fiscal quarter ending September 30, 2003, $11,000,000; (v) for the fiscal quarter ending December 31, 2003, $12,500,000; and (vi) for the fiscal quarter ending March 31, 2004, $13,000,000.

41.

(v)  Maximum Senior Indebtedness.  Permit Lessee's Senior Indebtedness to exceed at any time the sum of $125,000,000 from the Closing Date through March 31, 2003.

(vi)  Maximum Capital Expenditures.  Permit Lessee's capital expenditures (as determined pursuant to GAAP) to exceed $10,000,000 for each fiscal quarter of Lessee or $30,000,000 for each fiscal year of Lessee.

(viii)  Minimum Unrestricted Cash.  Permit Lessee's Consolidated Cash Balance (as defined in Section 10.1(b)(ii))  at any time to fall below $100,000,000.  During any period in which the Consolidated Cash Balance is less than $200,000,000, Lessee shall maintain a minimum Consolidated Cash Balance of $100,000,000 deposited in domestic accounts subject to a deposit account control agreement satisfactory to Agent.  During any period in which the Consolidated Cash Balance is equal to or greater than $200,000,000, Lessee shall maintain a minimum Consolidated Cash Balance of $50,000,000 deposited in domestic accounts subject to such deposit account control agreement.  The Consolidated Cash Balance covenants set forth in this Section 10.2(k)(vii) shall be tested monthly in accordance with the reports to be delivered to Lessor, Agent and each Participant pursuant to Section 10.1(b)(ii) of this Agreement.

(l) Accounting Changes. Change (i) its fiscal year (currently April 1 to March 31), or (ii) its accounting practices except as permitted by GAAP.

(m)

No Impairment of Deposits.  Lessee shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person to the making by Lessee of any deposit of Cash Collateral or the realization thereon or utilization thereof (or of any earnings thereon or of any other Collateral) by Lessor, Agent or any of the Participants.

(n)

Tax Losses.  Alone or together with one or more of its Subsidiaries or Affiliates, incur a Tax Loss the uninsured or unreimbursed portion of which (individually, or together with all other prior Tax Losses) exceeds the Threshold Amount, where (i) an "uninsured" Tax Loss means a Tax Loss which is not the subject of a bona fide insurance policy or contract with an insurer or syndicate of insurers of national repute or as to which such insurer or insurers have disputed or disclaimed contractual liability for such Tax Loss or otherwise breached the terms of such policy or contract, and (ii) an "unreimbursed" Tax Loss means a Tax Loss not reimbursed by Maxtor in accordance with the terms of the Maxtor Reimbursement Agreement.[subject to review]

Section 10.3

Cooperation with Lessee.  Lessor, the Participants and Agent shall, to the extent reasonably requested by Lessee (but without assuming additional liabilities, duties or other obligations on account thereof), at Lessee's expense, cooperate with Lessee in connection with its covenants contained herein including, without limitation, at any time and from time to time, upon the request of Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as Lessee may reasonably request in order to perform such covenants.

42.
Section 10.4	Covenants of Lessor. Lessor hereby agrees that so long as this Participation Agreement is in effect:

(a)

Discharge of Liens.  Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it; provided, however, that Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of impairment of the Liens of the Lease or the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent.

(b)

Change of Chief Place of Business.  Lessor shall give prompt notice to Lessee and Agent if Lessor's chief place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at 66 South Pearl Street, Albany, New York 12207, or if it shall change its name, identity or corporate structure.

SECTION 11

PARTICIPATIONS

Section 11.1	Amendments; Actions on Default.

(a)

Lessor shall have the right to forebear from exercising rights against Lessee to the extent Lessor shall determine in good faith that such forbearance is appropriate and is permitted by Section 15.5 and Sections 11.1, 11.2 and 11.3.  Upon the direction of the Required Participants, Lessor shall execute any waiver, modification or amendment of the Lease requested by Lessee; provided, that:  (i) the waiver, modification or amendment is not prohibited by the forgoing provisions of this Participation Agreement, (ii) the waiver, modification or amendment does not (A) increase the amount Lessor may be required to pay to Lessee or anyone else, or (B) reduce or postpone (and cannot reasonably be expected to reduce or postpone) any payments that Lessor would, but for such modification or amendment, be expected to receive, or (C) release Lessor's interest in all or a substantial part of the Property; and (iii) Lessor is not excused from executing the waiver, modification or amendment by Section 11.3

(b)

Lessor will, with reasonable promptness, provide each Participant with copies of all default notices it sends or receives under the Lease and notify each Participant of any Lease Event of Default under the Lease of which it is aware and of any other matters which, in Lessor's reasonable judgment, are likely to materially affect the payments each Participant will be required to make or be entitled to receive under this Participation Agreement, but Lessor will not in any event be liable to any Participant for Lessor's failure to do so unless such failure constitutes gross negligence or willful misconduct on the part of Lessor.

(c)

Before taking possession of the Property or exercising foreclosure or offset rights against the Property or filing any lawsuit against Lessee because of any breach by Lessee of the Operative Documents or if requested in writing by any Participant at any time when a Lease Event of Default has occurred and is continuing, Lessor shall promptly call a meeting with each Participant and Agent to discuss what, if anything, Lessor should do.  Such meeting shall be scheduled during regular business hours in the offices of Agent, or another appropriate location in San Francisco, California, not earlier than five (5) and not later than twenty (20) Business Days after Lessor's receipt of the written request from a Participant.  If the Required Participants shall direct Lessor in writing to (a) send any default notices required before a Potential Lease Default can become a Lease Event of Default, or (b) bring a lawsuit against Lessee to enforce the Operative Documents when a Lease Event of Default has occurred and is continuing, then Lessor shall send the notice or bring the suit, and Lessor shall prosecute any such suit with reasonable diligence using reputable counsel.  However, if Agent is not a member of the Required Participants voting pursuant to this subsection 11.1(d) in favor of the giving of any such notice or the bringing of any such suit, then Lessor may require that it first receive the written agreement (in form reasonably acceptable to Lessor) of the members of the Required Participants so voting to indemnify Agent and Lessor from and against all costs, liabilities and claims that may be incurred by or asserted against Lessor because of the action the Required Participants direct Agent or Lessor to take.  In no event shall any Participant instigate any suit or other action directly against Lessee with respect to the Operative Documents or the Property, even if such Participant would, but for this Participation Agreement, be entitled to do so as a third party beneficiary or otherwise under the Operative Documents.

43.

(d)

In the event Lessee or its designee fails to purchase the Property after any exercise of its Purchase Option or Expiration Date Purchase Obligation or following the occurrence and continuance of a Lease Event of Default, Lessor shall, if the Required Participants shall agree in writing, bring suit against Lessee to enforce the Operative Documents in such form as shall be recommended by reputable counsel, and thereafter Lessor shall prosecute the suit with reasonable diligence in accordance with the advice of reputable counsel.  If Lessor acquires the interests of Lessee in any of the Property as a result of such suit or otherwise, Lessor shall thereafter proceed with reasonable diligence to sell the Property in a commercially reasonable manner to one or more bona fide third party purchasers and shall in any event endeavor to consummate the sale of the entire Property (through a single sale of the entire Property or a series of sales of parts) within five (5) years following the date Lessor recovers possession of the Property at the best price or prices Lessor believes are reasonably attainable within such time.  Further, after the Designated Payment Date and prior to Lessor's sale of the entire Property, Lessor shall retain a property management company experienced in the area where the Property is located to manage the operation of the Property and pursue the leasing of any completed Improvements which are part of the Property.  Lessor shall not retain an Affiliate of Lessor to act as the property manager except under a bona fide, arms-length management contract containing commercially reasonable terms.  Further, after the Designated Payment Date and until Lessor sells the Property, Lessor shall (i) endeavor in good faith to maintain, or shall obtain the agreement of one or more of such tenants to maintain, the Property in good order and repair, (ii) procure and maintain casualty insurance against risks customarily insured against by owners of comparable properties, in amounts sufficient to eliminate the effects of coinsurance, (iii) keep and allow each Participant to review accurate books and records covering the operation of the Property, and (iv) pay prior to delinquency all taxes and assessments lawfully levied against the Property.

(e)

Notwithstanding the foregoing, Defaulting Participants shall have no voting or consent rights under this Section 11.1 and no rights to require Lessor to call a meeting pursuant to Section 11.1(d) until they cease to be Defaulting Participants.  During any period that any Defaulting Participants have no voting rights under this Section 11.1, only the Commitment Percentages of the other Participants that still have voting rights will be considered for purposes of determining the Required Participants.

Section 11.2	General. Subject to the limitations set forth in Section 11.1 and Section 14:
44.
(a)

Lessor shall have the exclusive right to take any action and to exercise any available powers, rights and remedies to enforce the obligations of Lessee under the Operative Documents, or to refrain from taking any such action or exercising any such power, right or remedy.

(b)

Lessor shall be entitled to (i) give any consent, waiver or approval requested by Lessee with respect to any construction or other approval contemplated in the Lease or (ii) waive or consent to any adverse title claims affecting the Property, provided that, in either case, such action will not have a material adverse effect on Lessee's obligations or ability to make the payments required under the Operative Documents, Lessor's rights and remedies under the Operative Documents or any Participant's rights hereunder.

Section 11.3

Conflicts.  Notwithstanding anything to the contrary herein contained, Lessor shall be entitled, even over the objection of each Participant or the Required Participants, (i) to take any action required of Lessor by, or to refrain from taking any action prohibited by, the Operative Documents or any law, rule or regulation to which Lessor is subject (provided, that this Section shall not be construed to authorize Lessor to take any action required by a modification of the Operative Documents prohibited by Section 11.1), and (ii) after notice to the Participants, to bring and prosecute a suit against Lessee in the form recommended by and in accordance with advice of reputable counsel at any time when a breach of the Operative Documents by Lessee shall have put Lessor (or any of its officers or employees) at risk of criminal prosecution or significant liability to third parties or at any time after Lessee or its designee fails to purchase the Property on the Designated Payment Date.  Nothing herein contained shall be construed to require Lessor to agree to modify the Operative Documents or to take any action or refrain from taking any action in any manner that could increase Lessor's liability to Lessee or others, that could reduce or postpone payments to which Lessor is entitled thereunder, or that could reduce the scope and coverage of the indemnities provided for Lessor's benefit therein.

Section 11.4

Refusal to Give Consents or Fund.  If any Participant declines to consent to any amendment, modification, waiver, release or consent for which such Participant's consent is requested or required by reason of this Participation Agreement, or if any Participant fails to pay any amount owed by it hereunder, Lessor shall have the right, but not the obligation and without limiting any other remedy of Lessor, to terminate such Participant's rights to receive any further payments under Section 3 of this Participation Agreement (other than payments required because of Lessor's collection of any Rent applied by Lessor as reimbursement for a Defaulted Amount or interest on a Defaulted Amount) by paying such Participant a termination fee equal to the total of:

45.

(i)     all amounts actually advanced by such Participant to Lessor under Section 3.3hereof before the termination; excluding, however, any such amounts that were repaid to such Participant before the termination by actual payments made to such Participant by Lessor of, or Lessor's offset against, sums representing:

           (A) Such Participant's Commitment Percentage times any payments of Rent received by Lessor under the Lease; plus

           (B) Such Participant's Commitment Percentage times any sales proceeds received by Lessor under the Lease; and

(ii)    Such Participant's Commitment Percentage, times:

           (A) the then accrued but unpaid Basic Rent due under the Lease; plus

           (B) interest on past due amounts described in the preceding clause (A) computed at the Federal Funds Rate; plus

           (C) interest on any amounts (other than interest itself) past due from Lessee or its designees under the Operative Documents, computed at the Federal Funds Rate.

Such Participant's rights to receive payments equal to such Participant's Commitment Percentage of any Rent applied by Lessor as reimbursement for a Defaulted Amount or interest on a Defaulted Amount shall not be impaired or affected by any termination contemplated in this Section 11.4; accordingly, Lessor shall not, as a condition to such a termination, be required to reimburse such Participant for any payments such Participant has made in connection with Defaulted Amounts.

Section 11.5

Required Repayments.  Each Participant shall repay to Lessor, upon written request or demand by Lessor (i) any sums paid by Lessor to such Participant under this Participation Agreement from, or that were computed by reference to, any Rent or other amounts which Lessor shall be required to return or pay over to another party, whether pursuant to any bankruptcy or insolvency law or proceeding or otherwise and (ii) any interest or other amount that Lessor is also required to pay to another party with respect to such sums.  Such repayment by any Participant shall not constitute a release of such Participant's right to receive such Participant's Commitment Percentage times the amount of any such Rent or any such other amount (or any interest thereon) that Lessor may later recover.

Section 11.6

Indemnification.  Each Participant agrees to indemnify and defend Lessor (to the extent not reimbursed by Lessee within ten (10) days after demand) from and against such Participant's Commitment Percentage of any and all liabilities, obligations, claims, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this Section 11.6 collectively called "Covered Liabilities") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against Lessor growing out of, resulting from or in any other way associated with the Property or the Operative Documents (including the enforcement thereof, whether exercised upon Lessor's own initiative or upon the direction of the Required Participants) and the transactions and events at any time associated therewith or contemplated therein.  The foregoing indemnification shall apply whether or not such Covered Liabilities are in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by Lessor; provided, only that no Participant shall be obligated under this Section 11.6 to indemnify Lessor (i) for Covered Liabilities incurred in connection with any transfer or assignment by Lessor of its right to receive Rent or its rights and interests in and to the Property, the Operative Documents or this Participation Agreement to its Affiliates or (ii) for that portion or percentage, if any, of any of the Covered Liabilities which is proximately caused by:  (A) Lessor's own gross negligence or willful misconduct; (B) any representation made by Lessor in the Operative Documents that is false in any material respect and that Lessor knew was false at the time of Lessor's execution of the Operative Documents; or (C) Lessor Liens not claimed by, through or under any of the Participants.  After each Participant has paid its Percentage of any Covered Liabilities, each Participant shall be entitled to payment from Lessor of an amount equal to the Adjusted Percentage (as defined below) of any payments subsequently received by Lessor as Excess Reimbursement (as defined below) for such Covered Liabilities.  As used in this Section "Adjusted Percentage" shall equal (i) such Participant's Commitment Percentage, divided by (ii) the sum of the Commitment Percentages of all Participants who have paid Lessor their respective shares of the Covered Liabilities at issue.  As used in this Section, the term "Excess Reimbursement" shall mean, for the Covered Liabilities at issue, amounts reimbursed or paid by Lessee to or on behalf of Lessor on account of such Covered Liabilities in excess of (i) such Covered Liabilities, times (ii) the Commitment Percentages of any Participants that have not paid Lessor their respective Percentages of such Covered Liabilities.

46.
Section 11.7

Required Supplemental Payments.  In the event that Lessee fails to pay any Required Supplemental Payment when due (a "Defaulted Amount"), Lessor shall notify each Participant of such Defaulted Amount, whereupon each Participant shall pay to Lessor an amount equal to such Participant's Commitment Percentage times the Defaulted Amount; such payment from Participant to Lessor shall be due prior to 2:00 p.m., San Francisco time, on the date of such notice if such notice is given by 12:00 noon, San Francisco time, otherwise prior to 12:00 noon, San Francisco time, on the next Business Day following such notice.  After payment of a Participant's Commitment Percentage times the Defaulted Amount, any payments subsequently received by Lessor from Lessee as reimbursement for such Defaulted Amount, and any interest received by Lessor from Lessee that accrued on the Defaulted Amount after the date of such Participant's payment of its Commitment Percentage times the Defaulted Amount, will constitute Supplemental Rent for purposes of computing payments due such Participant under this Participation Agreement.

Section 11.8

Application of Payments Received From Defaulting Participant As a Cure For Payment Defaults.  If after a failure to make a payment required bySection 3.4, any Defaulting Participant cures such failure, in whole or in part, by paying to Lessor all or part of such payment and interest thereon at the Late Payment Rate, then Lessor shall apply the payments so made to Lessor, net of the costs of collecting such payments (the "Net Cure Proceeds"), or other funds available to Lessor equal to the Net Cure Proceeds, to make payments to Lessor itself equal to its Excess Investment (if any) until Lessor shall no longer have any Excess Investment, before applying the same to any other purpose.

47.

Section 11.9

Order of Application.  For purposes of this Participation Agreement, Lessor shall be entitled, but not required, to apply any payments received from Lessee under the Operative Documents to satisfy (1) unpaid Required Supplemental Payments (and interest thereon) not included in Rent, if any, and (2) costs incurred by Lessor because of any sale under the Lease before applying such payments to satisfy Lessee's other obligations, regardless of how Lessee may have designated such payments.

Section 11.10

Investments Pending Dispute Resolution; Overnight Investments.   Whenever Agent in good faith determines that it does not have all information needed to determine how payments to Participants must be made on account of any receipts by Agent of amounts paid under the Lease, or whenever Agent in good faith determines that there is any dispute among the Participants about payments which must be made on account of such receipts, Agent may choose to defer the payments to Participants which are the subject of such missing information or dispute.  However, to minimize any such deferral, Agent shall attempt diligently to obtain any missing information needed to determine how payments to the Participants must be made.  Also, pending any such deferral, or if Agent is otherwise required to invest funds pending distribution to the Participants, Agent shall endeavor to invest the payments at issue for the benefit of such Participants.  In addition, if payments which are to be distributed to Participants are received by Agent after 12:00 noon, San Francisco time, and Agent will not distribute such payments until the next Business Day pursuant to Section 3, then Agent will endeavor to invest such payments overnight for the benefit of the Participants; provided, that Agent shall have no liability to any Participant if Lessor is unable to make such investments.  Investments by Agent shall be in the overnight federal funds market pending distribution, and the interest earned on each dollar of principal so invested shall be paid to the Person entitled to receive such dollar of principal when the principal is paid to such Person.

Section 11.11

Agent to Exercise Lessor's Rights.  Lessor has assigned its interest in the Lease to Agent, for the benefit of the Participants, pursuant to the Assignment of Lease.  To the extent provided therein, the rights, remedies, duties and responsibilities of Lessor contained in this Section 11 and in the other Operative Documents with respect thereto shall be exercisable by, binding upon and inure to the benefit of Agent, for the benefit of the Participants.

Section 11.12

Exculpatory Provisions Regarding Lessor.  Subject to the provisions of Section 11.11, each Participant hereby irrevocably authorizes Lessor to take such actions on its behalf as are expressly vested in or delegated to Lessor by the terms of this Participation Agreement and the other Operative Documents, together with such powers as are reasonably incidental thereto.  The provisions of the following Sections of this Participation Agreement are hereby incorporated by reference into this Section 11.12, substituting the word "Lessor" for "Agent" therein:

(i)   Section 14.1--second sentence.

(ii)   Section 14.2--all.

(iii)  Section 14.3--all.

(iv)  Section 14.4--all.

(v)   Section 14.5--first sentence.

(vi)  Section 14.6--last sentence.

48.

SECTION 12

TRANSFERS OF PARTICIPANTS' INTERESTS

Section 12.1

Restrictions on and Effect of Transfer by Participants.  No Participant may (without the prior written consent of Agent and Lessee (not to be unreasonably withheld)) assign, convey or otherwise transfer (including pursuant to a participation) all or any portion of its right, title or interest in, to or under its Participation Interest or any of the Operative Documents or the Property, provided that (x) any Participant may pledge its interest without the consent of Agent or Lessee to any Federal Reserve Bank, (y) without the prior written consent of Agent, any Participant may transfer all or any portion of its interest to any Affiliate of such Participant or to any other existing Participant and (z) Lessor may not transfer its Tranche C Participation Interest in the absence of a Lease Event of Default; provided; further, that in the case of any transfer (other than to such Affiliate) each of the following conditions and any other applicable conditions of the other Operative Documents are satisfied:

(a)

Required Notice and Effective Date.  Any Participant desiring to effect a transfer of its interest shall give written notice of each such proposed transfer to Lessee, Agent and each other Participant at least five (5) Business Days prior to such proposed transfer, setting forth the name of such proposed transferee, the percentage or interest to be retained by such Participant, if any, and the date on which such transfer is proposed to become effective.  All reasonable out-of-pocket costs (including, without limitation, legal expenses) incurred by Lessor, Agent or any Participant in connection with any such disposition by a Participant under this Section 12.1 shall be borne by such transferring Participant.  In the event of a transfer under this Section 12.1, any expenses incurred by the transferee in connection with its review of the Operative Documents and its investigation of the transactions contemplated thereby shall be borne by such transferee or the relevant Participant, as they may determine, but shall not be considered costs and expenses which Lessee is obligated to pay or reimburse under Section 9.  Any such proposed transfer shall become effective upon the later of (i) the date proposed in the transfer notice referred to above and (ii) the date on which all conditions to such transfer set forth in this Section 12.1 shall have been satisfied.

(b)

Assumption of Obligations.  Any transferee pursuant to this Section 12.1 shall execute and deliver to Agent and Lessee an Assignment and Acceptance in substantially the form attached as Exhibit H ("Assignment and Acceptance"), duly executed by such transferee and the transferring Participant, and a letter in substantially the form of the Participant's Letter attached hereto as Exhibit I ("Participant's Letter"), and thereupon the obligations of the transferring Participant under the Operative Documents shall be proportionately released and reduced to the extent of such transfer.  Upon any such transfer as above provided, the transferee shall be deemed to be bound by all obligations (whether or not yet accrued) under, and to have become a party to, all Operative Documents to which its transferor was a party, shall be deemed the pertinent "Participant" for all purposes of the Operative Documents and shall be deemed to have made that portion of the payments pursuant to this Participation Agreement previously made or deemed to have been made by the transferor represented by the interest being conveyed; and each reference herein and in the other Operative Documents to the pertinent "Participant" shall thereafter be deemed a reference to the transferee, to the extent of such transfer, for all purposes.  Upon any such transfer, Agent shall deliver to each Participant, Lessor and Lessee a new Schedule I and Schedule II to this Participation Agreement, revised to reflect the relevant information for such new Participant and the Commitment of such new Participant (and the revised Commitment of the transferor Participant if it shall not have transferred its entire interest).

49.

(c)

Employee Benefit Plans.  No Participant may make any such assignment, conveyance or transfer to or in connection with any arrangement or understanding in any way involving any employee benefit plan (or its related trust), as defined in Section 3(3) of ERISA, or with the assets of any such plan (or its related trust), as defined in Section 4975(e)(1) of the Code.

(d)

Representations.  Notwithstanding anything to the contrary set forth above, no Participant may assign, convey or transfer its interest to any Person, unless such Person shall have delivered to Agent and Lessee a certificate confirming the accuracy of the representations and warranties set forth in Section 8 with respect to such Person (other than as such representation or warranty relates to the execution and delivery of Operative Documents) and representing that such Person has, independently and without reliance upon Agent, any other Participant or, except to the extent of Lessee's representations made under the Operative Documents when made, Lessee, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into this transaction, the Property and Lessee and made its own decision to enter into this transaction.

(e)

Amounts; Agent's Fee.   Any transfer of a Tranche A or B Participation Interest shall be in a principal amount which is equal to or greater than $5,000,000 or, if permitted to be transferred under Section 12.1, a Tranche C Participation Interest.  Each transferring Participant shall pay to Agent a transfer fee of $3,500.

(f) Applicable Law. Such transfer shall comply with Applicable Law and shall not require registration under any securities law applicable thereto.

(g)

Effect.  From and after any transfer of its Participation Interest the transferring Participant shall be released, to the extent assumed by the transferee, from its liability and obligations hereunder and under the other Operative Documents to which such transferor is a party in respect of obligations to be performed on or after the date of such transfer.  Upon any transfer by a Participant as above provided, any such transferee shall be deemed a "Participant" for all purposes of such documents and each reference herein to a Participant shall thereafter be deemed a reference to such transferee for all purposes to the extent of such transfer, except as the context may otherwise require.  Notwithstanding any transfer as provided in this Section 12.1, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer, including, without limitation, rights to indemnification under this Participation Agreement or any other Operative Document.

50.

Section 12.2	Covenants and Agreements of Participants.

(a)

Participations.  Each Participant covenants and agrees that it will not grant Participations in its Participation Interest to any Person (a "Sub-Participant") unless such participation complies with Applicable Law and does not require registration under any securities law applicable thereto and such Sub-Participant (i) is a bank or other financial institution and (ii) represents and warrants, in writing, to such Participant for the benefit of the Participants, Lessor and Lessee that (A) no part of the funds used by it to acquire an interest in any Participation Interest constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code) and (B) such Sub-Participant is acquiring its interest for investment purposes without a view to the distribution thereof.  Any such Person shall require any transferee of its interest in its Participation Interest to make the representations and warranties set forth in the preceding sentence, in writing, to such Person for its benefit and the benefit of the Participants, Lessor and Lessee.  In the event of any such sale by a Participant of a participating interest in its Participation Interest to a Sub-Participant, such Participant's obligations under this Participation Agreement and under the other Operative Documents shall remain unchanged, such Participant shall remain solely responsible for the performance thereof, such Participant shall remain the holder of its Participation Interest, for all purposes under this Participation Agreement and under the other Operative Documents, and Lessor, Agent and, except as set forth in Section 12.2(b), Lessee shall continue to deal solely and directly with such Participant in connection with such Participant's rights and obligations under this Participation Agreement and under the other Operative Documents.

(b)

Transferee Indemnities.  Each Sub-Participant shall be entitled to the benefits of Sections 13.5, 13.6, and 13.7 and 13.10 with respect to its participation in the Participation Interests outstanding from time to time; provided that no Sub-Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Participant would have been entitled to receive in respect of the amount of the participation transferred by such transferor Participant to such Sub-Participant had no such transfer or participation occurred.

Section 12.3

Future Participants.  Each Participant shall be deemed to be bound by and, upon compliance with the requirements of this Section 12, will be entitled to all of the benefits of the provisions of, this Participation Agreement.

51.

SECTION 13

INDEMNIFICATION

Section 13.1

General Indemnification.  Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Closing Date or after the Expiration Date, in any way relating to or arising out of:

(a) any of the Operative Documents or any of the transactions contemplated thereby or any violation thereof, and any amendment, modification or waiver in respect thereof;

(b) the Property, the Lease or any part thereof or interest therein;

(c)

the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to Sections 16.2, 16.3, 16.4, 17.2(c), 17.2(e) or 17.4 of the Lease or any sale pursuant to Articles XX or XXII of the Lease, return or other disposition of all or any part or any interest in the Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation:  (1) Claims or penalties arising from any violation of federal, state or local law, rule, regulation or order or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Property, (4) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, and (6) Claims arising from any public improvements with respect to the Property resulting in any charge or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to the Property;

(d)

the offer, issuance or sale of the Participation Interests, provided that (i) Lessor shall not be entitled to indemnification under this clause (d) if it shall have been determined by a court of competent jurisdiction to have breached its representation set forth in Section 8.1(h), (ii) no Participant shall be entitled to indemnification under this clause (d) if it shall have been determined by a court of competent jurisdiction to have breached its representation set forth in Section 8.2(f) and (iii) neither Lessor nor any Participant shall be entitled to indemnification under this clause (d) with respect to any Claim which a court of competent jurisdiction determines to have arisen out of the gross negligence or willful misconduct of Lessor, Agent or any Participant or its agents, employees or contractors (other than Lessee) or any misrepresentation of a material fact made by Lessor, Agent or such Participant, unless the misrepresentation was made in reliance upon and in conformity with information furnished to Lessor or such Participant, as applicable, by Lessee or its agents, employees or contractors;

(e) the breach by Lessee of any covenant, representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;
52.

(f)

the retaining or employment of any broker, finder or financial advisor by Lessee to act on its behalf in connection with this Participation Agreement, or the incurring of any fees or commissions to which Lessor might be subjected by virtue of entering into the transactions contemplated by this Participation Agreement;

(g)

the existence of any Lien on or with respect to the Property, the Improvements, the Equipment, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to Lessee, the Existing Owner, Lessor or any of their contractors or agents or by reason of the financing of the Property or any personalty or equipment purchased or leased by Lessee or Improvements or Modifications constructed by Lessee, except Lessor Liens and Liens in favor of Agent or Lessor;

(h)

the transactions contemplated by Lessee hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code (other than any Claim resulting from a breach of representation or warranty of Lessor or any Participant); or

(i)

the Existing Financing, any documentation relating thereto, the Existing Participants, the Existing Owner, or any matters arising therefrom or related thereto; provided, however, Lessee shall not be required to indemnify (x) Lessor for any Claim to the extent arising from any misrepresentation by Lessor under Section 8.1(e) or (l) or from the failure by Lessor to comply with Section 10.4(a), or (y) any Indemnitee under this Section 13.1 for any of the following:

(i)   any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or its agents, employees or contractors (other than Lessee and its agents, employers or contractors) (it being understood that Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim),

(ii)   any Claim resulting from Lessor Liens which Lessor is responsible for discharging under the Operative Documents,

(iii)   any Claim to the extent attributable to acts or events occurring after the expiration of the Term or the termination of Lessee's right to possess and control the Property (but not any claim to the extent attributable to acts or events occurring prior to or during the Term or occurring at any time that Lessee is in actual possession or control of the Property),

(iv)   any Imposition or other claims for Taxes, and

(v)   any Claims of the type(s) described in Sections 13.2 (only with respect to claims in respect of a decline in the Fair Market Sales Value of the Property as a result of an event described in Section 13.2(b) and Lessee's exercise of the Remarketing Option), 13.6, 13.7, 13.8 and 13.10.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.  Without limiting the express rights of any Indemnitee under this Section 13.1, this Section 13.1 shall be construed as an indemnity only and not a guaranty of residual value of the Property or as a guaranty of the Participation Interests.

53.

Section 13.2	End of Term Indemnity.

(a)

If Lessee elects the Remarketing Option and there would, after giving effect to the proposed remarketing transactions, be a Shortfall Amount, then prior to the Maturity Date and as a condition to Lessee's right to complete the remarketing of the Property pursuant to Section 22.1 of the Lease, Lessee shall cause to be delivered to Lessor at least thirty (30) days prior to the earlier of the Expiration Date or the last day of the Remarketing Period, at Lessee's sole cost and expense, a report from an appraiser selected by Lessor and reasonably satisfactory to Agent and the Required Participants in form and substance satisfactory to Lessor, Agent and the Required Participants (the "End of the Term Report") which shall state the appraiser's conclusions as to the reason for any decline in the Fair Market Sales Value of the Property from that stated in the Appraisal by CB Richard Ellis, Inc. Valuaton and Advisory Services dated March 15, 2002 and delivered to the Agent and Lessor prior to the Closing Date.

(b)

Prior to the Expiration Date, Lessee shall pay to Lessor an amount (not to exceed the Shortfall Amount) equal to the portion of the Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of the Property due to:

(i)   extraordinary wear and tear, excessive usage, failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with the Lease and all applicable laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement (excepting in each case ordinary wear and tear);

(ii)   any Modification made to, or any rebuilding of, the Property or any part thereof by Lessee or any sublessee; or

(iii)   the existence of any Hazardous Activity, Hazardous Substance or Environmental Violations; or any restoration or rebuilding carried out by Lessee or any sublessee; or

(iv)   any condemnation of any portion of the Property pursuant to Article XV of the Lease; or

(v)   any use of the Property or any part thereof by Lessee or any sublessee other than as permitted by the Operative Documents; or

(vi)   any grant, release, dedication, transfer, annexation or amendment made pursuant to Section 12.2 of the Lease; or

(vii)   the failure of Lessor to have good and marketable fee title to the Property free and clear of all Liens (including Permitted Liens and Permitted Exceptions) and exceptions to title, except (A) such Liens or exceptions to title that existed on the Closing Date and were disclosed in the policy of title insurance delivered pursuant to Section 6.1; (B) Lessor Liens; and (C) to the extent any such liability arising as a result of a title defect is offset by the proceeds of title insurance.

54.

Section 13.3

Environmental Indemnity.  Without limitation of the other provisions of this Section 13, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Property), damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, which such Indemnitee becomes subject to because of its involvement with the Property, the transactions contemplated by the Operative Documents or any other matter referred to in paragraphs (a) through (i) of Section 13.1 arising in whole or in part, out of:

(a) the presence on or under the Property of any Hazardous Substances, or any Releases or discharges of any Hazardous Substances on, under, from or onto the Property;

(b)

any activity, including, without limitation, construction, carried on or undertaken on or off the Property, and whether by Lessee, Lessor, the Existing Owner or any predecessor in title or any employees, agents, contractors or subcontractors of Lessee, Lessor (if such activity was undertaken with the consent or at the direction of Lessee), the Existing Owner or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, cleanup, transport or disposal of any Hazardous Substances that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Property;

(c)

loss of or damage to any property or the environment (including, without limitation, cleanup costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws;

(d)

any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien on the land records;

(e)

any residual contamination on or under the Property, or affecting any natural resources, or any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substances, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Environmental Laws; or

55.

(f)

any material inaccuracies, misrepresentations, misstatements, and omissions and any conflicting information contained in or omitted from the Environmental Audit; provided, however, Lessee shall not be required to indemnify any Indemnitee under this Section 13.3 for (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or its agents, employees and contractors (other than Lessee and its agents, employees and contractors) (it being understood that Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim), (2) subject to the provisions Section 15.2 of the Lease, any Claim to the extent attributable to acts or events occurring after the expiration of the Term or the termination of Lessee's right to possess and control the Property (but not any claim to the extent attributable to acts or events occurring prior to or during the Term or occurring at any time that Lessee is in actual possession or control of the Property), (3) any Imposition or other claims for Taxes of the type(s) described in Section 13.5 or (4) any Claims of the type(s) described in Sections 13.2 (only with respect to claims in respect of a decline in the Fair Market Sales Value of the Property and Lessee's exercise of the Remarketing Option), 13.6, 13.7, 13.8 and 13.10.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

Section 13.4	Proceedings in Respect of Claims.

(a)

With respect to any amount that Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.3, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

(b)

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Lessee of the commencement thereof, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof; provided, however, that Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided further, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any risk of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Exception) on the Property or any part thereof unless, in the case of civil liability or Lien, Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitee in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) a Lease Event of Default under the Lease has occurred and is continuing.  The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing.  Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Indemnitee which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnitee.

56.

(c)

Each Indemnitee shall at the expense of Lessee cooperate with and supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.3.  Unless a Lease Event of Default under the Lease shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.3 with respect to such Claim.

(d)

Upon payment in full of any Claim by Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.

(e)

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable and, if requested by Lessee, such determination shall be verified by a nationally recognized independent accounting firm mutually acceptable to Lessee and the Indemnitee at the expense of Lessee.

Section 13.5	General Impositions Indemnity.

(a)

Indemnification.  Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnitees, and hold them harmless against, all Impositions on an After Tax Basis.

(b) Payments.

(i)   Subject to the terms of Section 13.5(f), Lessee shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnitee, as appropriate, and Lessee shall at its own expense, upon such Indemnitee's reasonable request, furnish to such Indemnitee copies of official receipts or other satisfactory proof evidencing such payment.

(ii)   In the case of Impositions for which no contest is conducted pursuant to Section 13.5(f) and which Lessee pays directly to the taxing authorities, Lessee shall pay such Impositions prior to the latest time permitted by the relevant taxing authority for timely payment.  In the case of Impositions for which Lessee reimburses an Indemnitee, Lessee shall do so within twenty (20) days after receipt by Lessee of demand by such Indemnitee describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable), but in no event shall Lessee be required to pay such reimbursement prior to ten (10) days before the latest time permitted by the relevant taxing authority for timely payment.  In the case of Impositions for which a contest is conducted pursuant to Section 13.5(f), Lessee shall pay such Impositions or reimburse such Indemnitee for such Impositions, to the extent not previously paid or reimbursed pursuant to subsection (a), prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 13.5(f).

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(iii)   At Lessee's request, the amount of any indemnification payment by Lessee pursuant to subsection (a) shall be verified and certified by an independent public accounting firm mutually acceptable to Lessee and the Indemnitee.  The fees and expenses of such independent public accounting firm shall be paid by Lessee unless such verification shall result in an adjustment in Lessee's favor of five percent (5%) or more of the payment as computed by the Indemnitee, in which case such fee shall be paid by the Indemnitee.

(c)

Reports and Returns.  Lessee shall be responsible for preparing and filing any real and personal property or ad valorem tax returns in respect of the Property.  In case any other report or tax return shall be required to be made with respect to any obligations of Lessee under or arising out of subsection (a) and of which Lessee has knowledge or should have knowledge, Lessee, at its sole cost and expense, shall notify the relevant Indemnitee of such requirement and (except if such Indemnitee notifies Lessee that such Indemnitee intends to file such report or return) (A) to the extent required or permitted by and consistent with Applicable Law, make and file in its own name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnitee, advise such Indemnitee of such fact and prepare such return, statement or report for filing by such Indemnitee or, where such return, statement or report shall be required to reflect items in addition to any obligations of Lessee under or arising out of subsection (a), provide such Indemnitee at Lessee's expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of Lessee under or arising out of subsection (a).  Such Indemnitee shall, upon Lessee's request and at Lessee's expense, provide any data maintained by such Indemnitee (and not otherwise available to or within the control of Lessee) with respect to the Property which Lessee may reasonably require to prepare any required tax returns or reports.  Each Indemnitee agrees to use its best efforts to send to Lessee a copy of any written request or other notice that the Indemnitee receives with respect to any reports or returns required to be filed with respect to the Property or the transactions contemplated by the Operative Documents, it being understood that no Indemnitee shall have any liability for failure to provide such copies.

(d)

Income Inclusions.  If as a result of the payment or reimbursement by Lessee of any expenses of Lessor or the payment of any Transaction Expenses incurred in connection with the transactions contemplated by the Operative Documents, Lessor or any Participant shall suffer a net increase in any federal, state or local income tax liability, Lessee shall indemnify such Persons (without duplication of any indemnification required by subsection (a)) on an After Tax Basis for the amount of such increase.  The calculation of any such net increase shall take into account any current or future tax savings realized or reasonably expected to be realized by such person in respect thereof, as well as any interest, penalties and additions to tax payable by Lessor, or any Participant or such Affiliate, in respect thereof.

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(e)

Withholding Taxes.  As between Lessee on one hand, and Lessor or Agent and any Participant on the other hand, Lessee shall be responsible for, and, subject to the provisions of Sections 13.5(g) and (h), Lessee shall indemnify and hold harmless Lessor, Agent and the Participants (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, any obligation for United States or foreign withholding taxes imposed in respect of payments with respect to the Participation Interests or with respect to Rent payments under the Lease or payments of the Asset Termination Value or Purchase Option Price (and, if Lessor, Agent or any Participant receives a demand for such payment from any taxing authority, Lessee shall discharge such demand on behalf of Lessor, Agent or such Participant).  Notwithstanding the foregoing provisions of this Section 13.5(e) or any other provision of any Operative Document to the contrary, Lessee shall not be responsible for and shall not be required to indemnify or otherwise hold harmless any Person from or against any withholding tax imposed as a collection device for, or in substitution or lieu of, an income, franchise or similar tax to the extent such income, franchise or similar tax would not otherwise be subject to indemnification pursuant to this Section 13.5 (a "Qualified Withholding Tax").  As used herein, Qualified Withholding Taxes include, without limitation, any withholding taxes arising under Section 871, 881, 1441 or 1442 of the Code and any similar taxes arising under state, local or foreign law as well as any withholding tax imposed as a collection device for, or in substitution or lieu of the Imposition that qualifies as an "income tax" within the meaning of United States Treasury Regulation Section 1.901-2.

(f) Contests of Impositions.

(i)   If a written claim is made against any Indemnitee or if any proceeding shall be commenced against such Indemnitee (including a written notice of such proceeding), for any Impositions, such Indemnitee shall promptly notify Lessee in writing and shall not take action with respect to such claim or proceeding without the consent of Lessee for thirty (30) days after the receipt of such notice by Lessee; provided, however, that, in the case of any such claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such 30-day period, such Indemnitee shall, in such notice to Lessee, inform Lessee of such shorter period, and no action shall be taken with respect to such claim or proceeding without the consent of Lessee before two (2) days before the end of such shorter period; provided, further, that the failure of such Indemnitee to give the notices referred to this sentence shall not diminish Lessee's obligation hereunder except to the extent such failure precludes Lessee from contesting all or part of such claim.

(ii)   If, within thirty (30) days of receipt of such notice from the Indemnitee (or such shorter period as the Indemnitee has notified Lessee is required by law or regulation for the Indemnitee to commence such contest), Lessee shall request in writing that such Indemnitee contest such Imposition, the Indemnitee shall, at the expense of Lessee, in good faith conduct and control such contest (including, without limitation, by pursuit of appeals) relating to the validity, applicability or amount of such Impositions (provided, however, that (A) if such contest involves a tax other than a tax on net income and can be pursued independently from any other proceeding involving an unindemnified tax liability of such Indemnitee, the Indemnitee, at Lessee's request, shall allow Lessee to conduct and control such contest and (B) in the case of any contest, the Indemnitee may request Lessee to conduct and control such contest) by, in the sole discretion of the Person conducting and controlling such contest, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by Lessee from time to time.

59.

(iii)   The party controlling any contest shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of such contest; provided, that all decisions ultimately shall be made in the sole discretion of the controlling party except that no decision shall be made to concede an indemnified issue without the prior consent of Lessee (which consent shall not be unreasonably withheld).  The parties agree that an Indemnitee may at any time decline to take further action with respect to the contest of any Imposition and may settle such contest if such Indemnitee shall waive its rights to any indemnity from Lessee that otherwise would be payable in respect of such claim (and any future claim by any taxing authority, the contest of which is precluded by reason of such resolution of such claim) and shall pay to Lessee any amount previously paid or advanced by Lessee pursuant to this Section 13.5 by way of indemnification or advance for the payment of an Imposition other than expenses of such contest.

(iv)   Notwithstanding the foregoing provisions of this Section 13.5, an Indemnitee shall not be required to take any action and Lessee shall not be permitted to contest any Impositions in its own name or that of the Indemnitee unless (A) Lessee shall have agreed such Imposition is subject to indemnity hereunder and shall pay to such Indemnitee on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnitee actually incurs in connection with contesting such Impositions, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements, (B) in the case of a claim that must be pursued in the name of an Indemnitee (or an Affiliate thereof), the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Indemnitee for which Lessee may be liable to pay an indemnity under this Section 13.5) exceeds $10,000, (C) the Indemnitee shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (D) if such contest shall involve the payment of the Imposition prior to the contest, Lessee shall provide to the Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax cost to such Indemnitee), (E) in the case of a claim that must be pursued in the name of an Indemnitee (or an Affiliate thereof), Lessee shall have provided to such Indemnitee an opinion of independent tax counsel selected by the Indemnitee and reasonably satisfactory to Lessee stating that a reasonable basis exists to contest such claim (or, in the case of an appeal of an adverse judicial determination, an opinion of such counsel to the effect that there is substantial authority for the position asserted in such appeal) and (F) no Lease Event of Default hereunder shall have occurred and be continuing.  In no event shall an Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.  In addition, an Indemnitee shall not be required to contest any claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to a contest completed in accordance with the provisions of this Section 13.5, unless there shall have been a change in law (or interpretation thereof) and the Indemnitee shall have received, at Lessee's expense, an opinion of independent tax counsel selected by the Indemnitee and reasonably acceptable to Lessee stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnitee will prevail in such contest.

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(g)

Documentation of Withholding Status.  Each Participant (or any successor thereto or transferee thereof) that is organized under the laws of a jurisdiction outside of the United States of America and each Lessor that is organized under the laws of a jurisdiction outside of the United States of America shall:

(i)   on or before the date it becomes a party to any Operative Document, deliver to Lessee any certificates, documents, or other evidence that shall be required by the Code or Treasury Regulations issued pursuant thereto to establish its exemption from United States Federal withholding requirements, including (A) two valid, duly completed, original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or successor applicable form, properly and duly executed, certifying in each case that such party is entitled to receive payments pursuant to the Operative Documents without deduction or withholding of United States Federal income taxes, or (B) a valid, duly completed, original copy of Internal Revenue Service Form W-8 or Form W-9 or applicable successor form, properly and duly executed, certifying that such party is entitled to an exemption from United States of America backup withholding tax; and

(ii)   so long as it shall be legally entitled to do so, on or before the date that any such form described above expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent such form previously delivered to Lessee, deliver to Lessee two further valid, duly completed, original copies of any such form or certification, properly and duly executed.

(h)

Limitation on Tax Indemnification.  Lessee shall not be required to indemnify any Indemnitee, or to pay any increased amounts to any Indemnitee or tax authority with respect to any Impositions pursuant to this Section 13.5 to the extent that (i) such Imposition is attributable to such Indemnitee's failure to comply with the provisions of Section 13.5(g); or (ii) to the extent such Imposition constitutes or is collected by means of a Qualified Withholding Tax.

(i)

Tax Savings.  In the event an Indemnitee receives a refund (or similar tax savings) in respect of any Imposition paid or reimbursed by Lessee which was not considered in calculating the After Tax Basis with respect to such payment or reimbursement by Lessee, such Indemnitee shall within thirty (30) days thereafter remit the amount of such refund (or tax savings) to Lessee, provided that the amount so remitted shall not exceed the lesser of:  (i) the amount received by such Indemnitee as a refund (or tax savings) net of all reasonable costs and expenses incurred by such Indemnitee in connection with obtaining and paying such amount; and (ii) (a) the amount of all prior payments by Lessee to such Indemnitee with respect to Impositions, plus any refunded interest, less (b) the amount of all prior payments by the Indemnitee to Lessee under this Section 13.5(i).

61.

Section 13.6

Funding Losses.  If any repayment of any Advance is made on any day other than the last day of an Interest Period applicable thereto, Lessee shall reimburse each Participant within fifteen (15) days after demand for any Funding Losses provided that such Participant shall have delivered to Lessee a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error, and provided further that such loss payable to any Participant shall in no event exceed the interest or Yield on the Advances which would have been payable to such Participant for the balance of such Interest Period or other period, less the amount actually earned by such Participant on such Advances.  Such Participant will, at the request of Lessee, furnish such additional information concerning the determination of such loss as Lessee may reasonably request.

Section 13.7

Regulation D Compensation.  For so long as any Participant is required by a Change of Law to increase its existing reserve percentage above that applicable under existing law as of the Effective Date against "Eurocurrency Liabilities" (or any other category of liabilities which include deposits by reference to which the Offshore Rate is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Participant to United States residents), and, as a result, the cost to such Participant (or its Funding Office) of purchasing or maintaining its Participation Interest is increased, then such Participant may require Lessee to pay, contemporaneously with each payment of interest or Yield, an additional amount on the Participation Interest of such Participant computed at a rate per annum up to but not exceeding the excess of (i) (A) the applicable Offshore Rate divided by (B) one minus the Eurocurrency Reserve Requirements and (ii) the applicable Offshore Rate.  Any Participant wishing to require payment of such additional amount (x) shall so notify Lessee and Agent, in which case such additional interest on its Participation Interest shall be payable to such Participant by Lessee at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall furnish to Lessee at least five (5) Business Days prior to each date on which interest is payable on the Advance an officer's certificate setting forth the amount to which such Participant is then entitled under this Section (which shall be consistent with such Participant's good faith estimate of the level at which the related reserves are maintained by it).  Each such certificate shall be accompanied by such information as Lessee may reasonably request as to the computation set forth therein.

Section 13.8	Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period either:

(a)

deposits in dollars (in the applicable amounts) are not being offered to Agent in the relevant market for such Interest Period or any Participants shall advise Agent that the Effective Rate will not adequately and fairly reflect the cost to such Participant of funding or maintaining its Participation Interest in the Lease Balance for such Interest Period; or

(b)

any Participant determines that, and advises Agent that, by reason of the adoption, on or after the date of this Participation Agreement, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its Funding Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or governmental agency, it is restricted, directly or indirectly, in the amount it may hold of (i) a category of liabilities that includes deposits by reference to which, or on the basis of which, the Effective Rate is directly or indirectly determined, or (ii) the category of assets which includes its Participation Interest; then

Agent shall forthwith give notice thereof to Lessee and the Participants, whereupon until Agent notifies Lessee that the circumstances giving rise to such suspension no longer exist, each outstanding Advance shall begin to bear interest on the last day of the then current Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Participants' average cost of funds (expressed as a per annum rate) employed to fund or maintain their Participation Interests, as calculated by Agent on the basis of notices of such costs provided to Agent and Lessee by the Participants, plus (ii) the Applicable Margins used to calculate interest and Yield when the Effective Rate equals the Offshore Rate.

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Section 13.9

Illegality.  If, on or after the date of this Participation Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its Funding Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Charge of Law"), shall make it unlawful or impossible for any Participant (or its Funding Office) to purchase, maintain or fund its Participation Interest and such Participant shall so notify Agent, Agent shall forthwith give notice thereof to the other Participants and Lessee, whereupon until such Participant notifies Lessee and Agent that the circumstances giving rise to such suspension no longer exist, such Participant will have the right to accelerate the obligations of Lessee under Articles 19, 20 and 22 of the Lease by directing and requiring Lessor to deliver an Early Termination Notice as provided in Section 16.3 of the Lease.  However, before giving any such direction to Lessor, such Participant shall, if practicable, with the consent of Lessee (which consent shall not unreasonably be withheld), designate a different Funding Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Participant, be otherwise disadvantageous to such Participant.  If such notice is given, Lessee may request a reasonable explanation by such Participant of the factors underlying such notice, and Lessee may exercise its Purchase Option under Section 20.1 of the Lease upon not less than ten (10) days' written notice to Lessor, Agent and the Participants.

Section 13.10	Increased Cost and Reduced Return.

(a)

In the event that the adoption of any applicable law, rule or regulation, or any change therein or in the interpretation or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Participant with any request or directive after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, after the Effective Date:

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(i)   does or shall subject such Participant to any additional tax of any kind whatsoever with respect to the Operative Documents or such Participant's Participation Interest, or change the basis or the applicable rate of taxation of payments to such Participant in respect of its Participation Interest or any other amount payable hereunder (except for the imposition of or change in (x) any tax on or measured by the overall net income of such Participant including, without limitation, any tax that qualifies as an "income tax" within the meaning of United States Treasury Regulation Section 1.901-2 and which is not an Imposition or (y) any Qualified Withholding Tax);

(ii)   does or shall impose, modify or hold applicable any reserve, special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Participant which are not otherwise included in determination of the Effective Rate ; or

(iii)   does or shall impose on such Participant any other condition; and

(iv)   the result of any of the foregoing described in clauses (i), (ii) or (iii) of this Section 13.10(a) is to increase the cost to such Participant of purchasing or maintaining its Participation Interest or to reduce any amount receivable hereunder with respect thereto, then in any such case, Lessee shall promptly pay such Participant, upon its demand, any additional amounts necessary to compensate such Participant for such increased cost or reduced amount receivable which such Participant deems to be material as determined by such Participant; provided, however, that Lessee shall not be obligated to pay any Participant for any such increased costs or reduced amounts incurred more than sixty (60) days prior to the date of such Participant's demand for payment if such demand was made more than sixty (60) days after the latest of (A) the date such Participant received actual notice of such increased cost or reduced amount, or (B) the effective date of such change or the date such change occurred or was enacted.

(b)

If any Participant shall have determined that the adoption of any applicable law, rule or regulation, after the date hereof, regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on capital of such Participant (or any entity directly or indirectly controlling such Participant) as a consequence of such Participant's Participation Interest to a level below that which such Participant (or any entity directly or indirectly controlling such Participant) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Participant to be material, then from time to time, within fifteen (15) days after demand by such Participant (with a copy to Agent), Lessee shall pay to such Participant such additional amount or amounts as will compensate such Participant (or its parent) for such reduction.

(c)

Each Participant will promptly notify Lessee and Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Participant to compensation or to accelerate the termination of the Lease pursuant to this Section and will, if practicable, with the consent of Lessee (which consent shall not unreasonably be withheld), designate a different Funding Office or take any other reasonable action if such designation or action will avoid the need for, or reduce the amount of, such compensation or eliminate the need for such acceleration and will not, in the judgment of such Participant, be otherwise disadvantageous to such Participant.  A certificate of any Participant claiming compensation under this Section and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Participant may use any reasonable averaging and attribution methods.  This Section shall survive the termination of this Participation Agreement and payment of the outstanding Advances and Participation Interests.

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Section 13.11

Substitution of Participant.  If (i) any Participant claims a right to accelerate the Expiration Date pursuant to this Section 13, or (ii) any Participant has demanded compensation or given notice of its intention to demand compensation under Sections 13.1, 13.2, 13.5 or 13.10, Lessee shall have the right, with the assistance of Agent, to seek one or more mutually satisfactory substitute banks or financial institutions (which may be one or more of the Participants) to replace such Participant under the Operative Documents.

Section 13.12

Indemnity Payments in Addition to Residual Value Guarantee Amount.  Lessee acknowledges and agrees that its obligations to make indemnity payments under this Section 13 are separate from, in addition to, and do not reduce, its obligation to pay the Residual Value Guarantee Amount under the Lease; provided, that except as otherwise set forth in Section 13.2 hereof, the Shortfall Amount payable by Lessee in connection with the Remarketing Option under the Lease shall not be increased under this Section 13.

SECTION 14

AGENT

Section 14.1

Appointment.  Each Participant hereby irrevocably designates and appoints Agent as Agent of such Participant under this Participation Agreement and the other Operative Documents, and each Participant irrevocably authorizes Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against Agent.

Section 14.2

Delegation of Duties.  Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 14.3

Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Participants or any other party to the Operative Documents for any recitals, statements, representations or warranties made by Lessor or Lessee or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Participation Agreement or any other Operative Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of Lessor or Lessee to perform its obligations hereunder or thereunder.  Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of Lessor or Lessee.

Section 14.4

Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Lessor or Lessee), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Required Participants as it deems appropriate or it shall first be indemnified to its satisfaction by the Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants.

Section 14.5

Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Lease Default or Lease Event of Default unless Agent has received notice from a Participant, Lessor or Lessee describing such Potential Lease Default or Lease Event of Default and stating that such notice is a "notice of default."  In the event that Agent receives such a notice, Agent shall give notice thereof to the other parties hereto.  Subject to the provisions of Section 11 and Section 15.5 hereof, Agent shall take such action with respect to such Potential Lease Default or Lease Event of Default as shall be reasonably directed by the Required Participants; provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Lease Default or Lease Event of Default as it shall deem advisable in the best interests of the Participants.

Section 14.6

Non-Reliance on Agent and Other Participants.  Each Participant expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of Lessor or Lessee, shall be deemed to constitute any representation or warranty by Agent to any Participant.  Each Participant represents to Agent that it has, independently and without reliance upon Agent or any other Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Lessor, Lessee and the Property and made its own decision to purchase its Participation Interest hereunder and enter into this Participation Agreement.  Each Participant also represents that it will, independently and without reliance upon Agent, Lessor or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Participation Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Lessor and Lessee.  Except for notices, reports and other documents expressly required to be furnished to the Participants by Agent hereunder, Agent shall not have any duty or responsibility to provide any Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Lessor or Lessee which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

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Section 14.7

Indemnification.  The Participants agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Lessee and without limiting the obligation of Lessee to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 14.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Participation Interests shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Participation Interests) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Participation Agreement, the Property, any of the other Operative Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any of them under or in connection with any of the foregoing; provided that no Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of Agent.  The agreements in this Section 14.7 shall survive the payment of the Participation Interests and all other amounts payable hereunder.

Section 14.8

Agent in its Individual Capacity.  Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Lessor or Lessee as though Agent were not Agent hereunder and under the other Operative Documents.  With respect to its Participation Interest purchased by it, Agent shall have the same rights and powers under this Participation Agreement and the other Operative Documents as any Participant and may exercise the same as though it were not Agent, and the terms "Participant" and "Participants" shall include Agent in its individual capacity.

Section 14.9

Successor Agent.  Agent may resign as Agent upon twenty (20) days' notice to the Participants, Lessor or Lessee.  If Agent shall resign as Agent under this Participation Agreement and the other Operative Documents, then the Required Participants shall appoint a successor agent for the Participants, which successor agent shall be a commercial bank organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $100,000,000 (and if no Potential Lease Default or Lease Event of Default exists, shall be approved by Lessee (which consent shall not be unreasonably withheld)), whereupon such successor agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Participation Agreement.  If no successor Agent has accepted appointment as Agent by the date which is twenty (20) days following a resigning Agent's notice of resignation, the resigning Agent's resignation shall nevertheless thereupon become effective and the Participants shall perform all of the duties of Agent hereunder until such time, if any, as the Required Participants appoint a successor Agent as provided above.  After any retiring Agent's resignation as Agent, all of the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Participation Agreement and the other Operative Documents.

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SECTION 15

MISCELLANEOUS

Section 15.1

Survival of Agreements.   The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of the Property to Lessor, the construction of any Improvements, any disposition of any interest of Lessor in the Property or any Improvements, payment of the Advances and the Participation Interests and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.  Except as otherwise expressly set forth herein or in other Operative Documents, the indemnities of the parties provided for in the Operative Documents shall survive the expiration or termination of any thereof.

Section 15.2

No Broker, Etc.  Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Participation Agreement or the transactions contemplated herein, nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act.  Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

Section 15.3

Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing and delivered (i) personally, (ii) by a nationally recognized overnight courier service, (iii) by mail (by registered or certified mail, return receipt requested, postage prepaid) or (iv) by facsimile, in each case directed to the address of such Person as indicated on Schedule III.  Any such notice shall be effective upon receipt or refusal.  From time to time any party may designate a new address for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.

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Section 15.4

Counterparts.  This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15.5

Amendments.  Subject to the provisions of Section 11 hereof, no Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to Lessee, Lessor, Agent or any Participant, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on Lessee, Lessor or Agent, with the written agreement or consent of such party, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Participants, with the written agreement or consent of the Required Participants; provided, however, that (x) no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant:

(i)   modify any of the provisions of Section 11 of this Participation Agreement or this Section 15.5, change the definition of "Required Participants" or modify or waive any provision of an Operative Agreement requiring action by the foregoing;

(ii)   amend, modify, waive or supplement any of the provisions of Sections 3.10--3.21 of this Participation Agreement or the representations of such Participant in Section 8 or the covenants in Section 10 of this Participation Agreement;

(iii)   reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Section 13 (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity or fee payable to it);

(iv)   modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Agreement), any payment in respect of its Participation Interest, or any payment of the Asset Termination Value, Residual Value Guarantee Amount, amounts due pursuant to Section 22.2 of the Lease, or interest or, subject to clause (iii) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Agreement), Participation Interest, Lease Balance, Asset Termination Value, Shortfall Amount, Residual Value Guarantee Amount, Required Supplemental Payments, Participant Balance, Tranche A Balance, Tranche B Balance,or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents; or

(v)   consent to any assignment of the Lease, releasing Lessee from its obligations in respect of the payments of Rent and the Asset Termination Value or changing the absolute and unconditional character of such obligation; and (y) no other termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of Lessor and the Required Participants, be made to the Lease or Section 6 of this Participation Agreement or the definition of "Lease Event of Default."

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Section 15.6

Headings, Etc.  The Table of Contents and headings of the various Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.7

Parties In Interest.  Except as expressly provided herein, none of the provisions of this Participation Agreement are intended for the benefit of any Person except the parties hereto.  Subject to the provisions of Section 25.1 of the Lease, Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of Lessor, Agent and the Participants, except that Lessee may without such consent assign rights or obligations of Lessee under the Operative Documents to an Affiliate of Lessee, provided that Lessee remains primarily liable with respect to such obligations and provides its full unconditional and irrevocable guaranty of such Subsidiary's obligations under the Operative Documents, such guaranty to be in form and substance reasonably satisfactory to the Required Participants.  If Lessor, Agent and the Participants consent to any such assignment or transfer to a Person not an Affiliate of Lessee, Lessee shall remain primarily liable with respect to such obligations and provide its full and unconditional guaranty of such Person's obligations under the Operative Documents, such guaranty to be in form and substance reasonably satisfactory to the Required Participants.

Section 15.8

GOVERNING LAW.  THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA (EXCLUDING ANY CONFLICT-OF-LAW OR CHOICE-OF-LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF THE INTERNAL LAWS OF ANY OTHER JURISDICTION) AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 15.9

Severability.  Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.10	Liability Limited.

(a)

The parties hereto agree that Lessor shall have no personal liability whatsoever to Lessee, Agent or any Participant or their respective successors and assigns for any claim based on or in respect of the Lease or any of the other Operative Documents or arising in any way from the transactions contemplated hereby or thereby; provided, however, that Lessor shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from its breach of the covenant to remove Lessor Liens set forth in Section 10.3, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for acting as Lessor as contemplated by the Operative Documents.  It is understood and agreed that, except as provided in the preceding proviso:  (i) Lessor shall have no personal liability under any of the Operative Documents; (ii) all obligations of Lessor to Lessee, Agent and the Participants are solely nonrecourse obligations and shall be enforceable solely against the interest of Lessor in the Property; and (iii) all such personal liability of Lessor is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Operative Documents by Lessor.  Notwithstanding anything contained herein, the limitations on liability stated in the preceding provisions of this Section 15.10(a) shall not apply to liability of Lessor arising because of a breach of Lessor's obligation to remove Lessor Liens or because of its receiving Advances and failing to disburse Advances to Lessee in accordance with the Operative Documents, or failure to disburse proceeds from the sale of the Property in accordance with the Lease and this Participation Agreement.

(b)

No Participant shall have any obligation to any other Participant or to Lessee, Lessor or Agent with respect to transactions contemplated by the Operative Documents, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth.

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Section 15.11

Further Assurances.  The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Participation Agreement, the other Operative Documents, and the transactions contemplated hereby and thereby (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected).  Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Lessor shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Document.

Section 15.12

Submission to Jurisdiction.  Lessee hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of California and of any California state court sitting in San Francisco County for purposes of all legal proceedings arising out of or relating to the Operative Documents or the transactions contemplated hereby.  Lessee irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 15.13

Confidentiality.  Lessor, Agent and each Participant shall use any confidential non-public information concerning Lessee and its Subsidiaries that is furnished to Agent or such Participant by or on behalf of Lessee and its Subsidiaries in connection with the Operative Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Operative Documents, and it will hold the Confidential Information in confidence.  Notwithstanding the foregoing, Agent and each Participant may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which such Participant has assigned or desires to assign an interest or participation in the Operative Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Agent’s or such Participant’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Agent’s or such Participant’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Agent or such Participant or any of their Representatives; and (e) pursuant to any subpoena or any similar legal process.  For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Agent’s or a Participant’s possession prior to its being provided by or on behalf of the Lessee Parties, provided that such information is not known by Agent or such Participant to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Lessee, (y) is or becomes publicly available (other than through a breach hereof by Agent or such Participant), or (z) becomes available to Agent or such Participant on a nonconfidential basis, provided that the source of such information was not known by Agent or such Participant to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

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Section 15.14

WAIVER OF JURY TRIAL.  EACH OF LESSEE, AGENT, LESSOR, AND EACH PARTICIPANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE OPERATIVE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.15

Usury Savings Clause.  Nothing contained in this Participation Agreement or the other Operative Documents shall be deemed to require the payment of interest or other charges by Lessee or any other Person in excess of the amount which may be may lawfully be charged under any applicable usury laws.  In the event that Lessor or any other Person shall collect moneys under the Participation Agreement or any other Operative Document which are deemed to constitute interest (including, without limitation, the Basic Rent or Supplemental Rent) which would increase the effect interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the Person to whom such payment was made, be returned to the Person making such payment or credited against other amounts owed by the person making such payment.

[Signature Pages Follow]
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            IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SELCO SERVICE CORPORATION, as Lessor By: /s/Lawrence Cooper Name: Lawrence Cooper Title: Assistant Secretary	QUANTUM CORPORATION, as Lessee By: /s/Michael J. Lambert Name: Michael J. Lambert Title: Executive Vice President and CFO
FLEET NATIONAL BANK As a Participant By: /s/Greg Roux Name: Greg Roux Title: Director	COMERICA BANK CALIFORNIA As a Participant By: /s/Rob Ways Name: Rob Ways Title: Vice President
SELCO SERVICE CORPORATION, as a Participant By: /s/Lawrence Cooper Name: Lawrence Cooper Title: Assistant Secretary	KEYBANK NATIONAL ASSOCIATION, as a Participant By: /s/Robert W. Boswell Name: Robert W. Boswell Title: Vice President
KEYBANK NATIONAL ASSOCIATION, as Agent By: /s/Robert W. Boswell Name: Robert W. Boswell Title: Vice President

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